Exhibit 10.1

Conformed Execution Version

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
EL PASO ELECTRIC COMPANY,
a Texas corporation
and
ARIZONA PUBLIC SERVICE COMPANY,
an Arizona corporation
Dated as of
February 17, 2015

i

5.7	“AS IS” SALE..........................................................................................................	30
ARTICLE 6 COVENANTS OF EACH PARTY.............................................................................		31
6.1	Efforts to Close; Conduct Pending Closing..............................................................	31
6.2	Consents and Approvals............................................................................................	33
6.3	Tax Matters...............................................................................................................	34
6.4	Risk of Loss..............................................................................................................	35
6.5	Cooperation Relating to Insurance............................................................................	36
6.6	Reasonable Cooperation...........................................................................................	36
6.7	Cooperation Relating to NTEC Option.....................................................................	36
6.8	Exclusivity.................................................................................................................	37
6.9	Post Closing - Further Assurances............................................................................	37
6.10	Post Closing - Information and Records...................................................................	37
6.11	Post Closing - Landfill and Remediation Costs........................................................	38
6.12	Capital Expenditures.................................................................................................	38
6.13	Purchaser as Operating Agent...................................................................................	39
6.14	Right of First Refusal................................................................................................	40
ARTICLE 7 INDEMNIFICATION................................................................................................		40
7.1	Indemnification by Seller..........................................................................................	40
7.2	Indemnification by Purchaser...................................................................................	41
7.3	Notice of Claim.........................................................................................................	41
7.4	Defense of Third Party Claims.................................................................................	41
7.5	Control of Litigation.................................................................................................	42
7.6	Direct Claim Procedures...........................................................................................	43
7.7	Cooperation................................................................................................................	43
7.8	Mitigation and Limitation on Claims........................................................................	44
7.9	Exclusivity.................................................................................................................	44
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AT THE
........CLOSING.................................................................................................................................		45
8.1	Compliance with Provisions.....................................................................................	45
8.2	Injunction..................................................................................................................	45
8.3	Required Regulatory Approvals................................................................................	45
8.4	Representations and Warranties................................................................................	45
8.5	Officer’s Certificate..................................................................................................	45
8.6	Liens..........................................................................................................................	45
8.7	Seller’s Required Consents.......................................................................................	45
8.8	No Termination.........................................................................................................	45
8.9	Right of First Refusal...............................................................................................	45
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AT THE
CLOSING..............................................................................................................................		46
9.1	Compliance with Provisions.....................................................................................	46
9.2	Injunction..................................................................................................................	46

9.3	Approvals..................................................................................................................	46
9.4	Representations and Warranties................................................................................	46
9.5	Officer’s Certificate..................................................................................................	46
9.6	No Termination.........................................................................................................	46
9.7	Purchaser’s Required Consents.................................................................................	46
9.8	Right of First Refusal................................................................................................	46
ARTICLE 10 TERMINATION.......................................................................................................		47
10.1	Rights To Terminate..................................................................................................	47
10.2	Effect of Termination................................................................................................	47
10.3	Specific Performance; Limitation of Damages.........................................................	47
ARTICLE 11 MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS.................		48
11.1	Expenses....................................................................................................................	48
11.2	Entire Document.......................................................................................................	48
11.3	Amendment and Waiver............................................................................................	48
11.4	Schedules..................................................................................................................	48
11.5	Counterparts..............................................................................................................	49
11.6	Severability................................................................................................................	49
11.7	Assignability.............................................................................................................	49
11.8	Captions....................................................................................................................	49
11.9	Governing Law..........................................................................................................	49
11.10	Dispute Resolution....................................................................................................	49
11.11	Notices......................................................................................................................	53
11.12	Time is of the Essence..............................................................................................	54
11.13	No Third Party Beneficiaries....................................................................................	54
11.14	No Joint Venture.......................................................................................................	54
11.15	Construction of Agreement.......................................................................................	54
11.16	Conflicts....................................................................................................................	54
11.17	Survival.....................................................................................................................	54
Schedules

1.1.33	“Illustration of Initial Purchase Price Calculated as of February 12, 2015
1.1.34(a)    “Seller’s Officers, Employees, and Knowledgeable Persons”
1.1.34(b)    “Purchaser’s Officers, Employees and Authorized Agents”
1.1.34(c)    “Operating Agent’s Officers, Employees and Authorized Agents”
1.1.45        “PNW Plans”
1.1.54        “Purchaser’s Required Consents”
1.1.55        “Purchaser’s Required Regulatory Approvals”
1.1.65        “Seller’s Required Consents”
1.1.66        “Seller’s Required Regulatory Approvals”
2.1(b)        “Leased Real Property”
2.1(c)        “Rights-of-Way/Easements and Water Rights”
2.1(h)        “Seller Facilities Contracts”
2.1(q)        “Miscellaneous Assets”

2.2(a)        “Excluded Assets”
3.2(d)        “Decommissioning Costs”
3.2(e)        “Reclamation Costs”
3.6(a)(ii)    “Operating and Maintenance Expense Pro-Rations”

6.11(b)(i)	Map of Operating Ash Disposal Areas

6.11(b)(ii)	“Illustration of Fuel and Heat Report from Four Corners Monthly Operating
Letter”
6.11(b)(iii)    “Illustration of Salt River Materials Group Report”
6.12        “Capital Expenditures”

Exhibit A    Landfill

Exhibit B    Joinder Agreement

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT is made as of February 17, 2015, by and between EL PASO ELECTRIC COMPANY, a Texas corporation (“Seller”), and ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation (“Purchaser”).
BACKGROUND
A.Seller has notified Purchaser that it will cease its participation in the fossil fuel generating facility known as Four Corners Power Plant when the 50 year Facilities Contracts (as defined herein) expire by their terms on July 6, 2016.
B.In connection with the decision of the other Facilities Owners to continue operating the Four Corners Power Plant after the scheduled expiration of the Facilities Contracts, Purchaser desires to acquire all of Seller’s participation interests in the Four Corners Power Plant and certain other facilities and assets associated therewith or ancillary thereto, and Seller desires to sell these assets to Purchaser, all on the terms and conditions hereinafter set forth;
C.Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities;
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, Seller and Purchaser, intending to be legally bound, hereby agree as follows:
ARTICLE 1 DEFINITIONS
1.1    Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:
1.1.1    Affiliate. “Affiliate” of a Person means any other Person that (a) directly or indirectly controls the specified Person; (b) is controlled by or is under direct or indirect common control with the specified Person; or (c) is an officer, director, employee, representative or agent or subsidiary of the Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.
1.1.2    Agreement. “Agreement” means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.
1.1.3    Ancillary Agreements. “Ancillary Agreements” means the Lease Assignment, the Bill of Sale, the Assignment and Assumption Agreement and any other agreement to be executed and delivered by the Parties under this Agreement.

1.1.4    Article. “Article” means a numbered article of this Agreement. An Article includes all the numbered sections of this Agreement that begin with the same number as that Article.
1.1.5    Assignment and Assumption Agreement. “Assignment and Assumption Agreement” means the assignment and assumption agreement between Seller and Purchaser, to be delivered at the Closing, in such form as shall be reasonably acceptable to Seller and Purchaser, pursuant to which Seller shall assign to Purchaser all of Seller’s right, title and interest in and to the Facilities Contracts, certain intangible assets and certain other Assets, and Purchaser shall accept such assignments and assume the Assumed Liabilities.
1.1.6    Bill of Sale. “Bill of Sale” means the bill of sale from Seller to Purchaser, to be delivered at the Closing, in such form as shall be reasonably acceptable to Seller and Purchaser.
1.1.7    Business Day. “Business Day” means a day other than Saturday, Sunday or a day on which banks are legally closed for business in the States of Arizona or Texas.
1.1.8    Capital Expenditure. “Capital Expenditure” means any additions to or replacements of property, plant and equipment in accordance with any of the Facilities Contracts.
1.1.9    Code. “Code” means the Internal Revenue Code of 1986, as amended.
1.1.10    Commercially Reasonable Efforts. “Commercially Reasonable Efforts” means efforts by a reasonable Person in the position of a Party which are designed to enable a Party to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by, or to perform its obligations under, this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount for transactions like those contemplated by this Agreement.
1.1.11    Decommissioning Report. “Decommissioning Report” means that certain Four Corners Power Plant Decommissioning Cost Estimate, issued December 19, 2014, by Shaw Environmental Inc., a CB&I Company, establishing the basis for the estimated decommissioning costs for the Plant as of July 6, 2016.
1.1.12    Effective Date. “Effective Date” means the date on which this Agreement has been executed and delivered by the Parties pursuant to Section 11.5.
1.1.13    Emission Allowance. “Emission Allowance” means an authorization to emit one specified unit of pollutant or Hazardous Substance from the Assets, which units are established by the Governmental Authority with jurisdiction over the Assets under (a) an air pollution control and emission reduction program designed to mitigate interstate or intrastate transport of air pollutants, (b) a program designed to mitigate environmental impairment of surface waters, watersheds, or groundwater or (c) any pollution reduction program with a similar purpose. Emission Allowances include allowances, as described above, including credits, regardless of whether the Governmental Authority establishing such allowances designates such allowances by a name other than “allowances.” Except as specifically addressed in Section 2.2(k) with respect to SO2 Emission Allowances, the amount of the Emission Allowances shall be all Emission Allowances granted to the Facilities or to Seller or Purchaser as a result of its or their ownership interests in the Facilities and in existence and not consumed as of the Effective Date or subsequently authorized in respect of the Assets, reduced by the Emission Allowances consumed in the operation of the Facilities between the Effective Date and the Closing Date in the ordinary course of business.
1.1.14    Encumbrances. “Encumbrances” means any and all mortgages, pledges, claims, liens, security interests, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects of title, encumbrances, and charges of any kind.
1.1.15    Environment. “Environment” means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins, washes and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land (including land surface or subsurface strata), fish, plants, wildlife and other biota or other environmental medium or natural resource.
1.1.16    Environmental Condition. “Environmental Condition” means the presence, Release or threatened Release to the Environment of Hazardous Substances, including any migration of Hazardous Substances through the Environment, at, to or from the Facilities or the Facilities Switchyard or the Navajo Mine regardless of when such presence, Release or threatened Release occurred or is discovered.
1.1.17    Environmental Laws. “Environmental Laws” means all federal, state, local and tribal civil and criminal laws (including common law), statutes, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to the Environment or human health and welfare, as the same may be amended or adopted, including, without limitation, those relating to Releases or threatened Releases to the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, threatened Release, transport, disposal or handling of Hazardous Substances, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et Seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Oil Pollution Act (33 U.S.C. Sec. 2701 et seq.), the Safe Drinking Water Act (42 U.S.C. Secs. 300f through 300j), the Occupational Safety and Health Act (29 U.S.C. Sec. 651 et seq.), or any similar laws of any Governmental Authority having jurisdiction over the site at which the Assets are located or otherwise applicable to the Assets.
1.1.18    “Environmental Mitigation Projects” means one or more projects required to settle or pay CAA Claims brought by the United States pursuant to Sections 113(b)(2) and 167 of the CAA, 42 U.S.C. §§ 7413(b)(2) and 7477, or a citizen pursuant to

Section 304 of the CAA, 42 U.S.C. § 7604, in the NSR Litigation through the Consent Decree. “Environmental Mitigation Projects” are not a civil penalty as that term is defined by Section 113(b)(2) of the CAA, 42 U.S.C. § 7413(b)(2).
1.1.19    Exhibits. “Exhibits” means the exhibits to this Agreement.
1.1.20    Facilities. “Facilities” means the “Four Corners Project,” as that term is defined in the Facilities Co-Tenancy Agreement, as well those facilities defined by the following terms in the Facilities Co-Tenancy Agreement, to the extent they relate to the Four Corners Project, and to the extent such facilities exist, as of the Closing Date: “Existing New Facilities,” “Existing Related Facilities,” “Future New Facilities,” and “Future Related Facilities.”
1.1.21    Facilities Co-Tenancy Agreement. “Facilities Co-Tenancy Agreement” means that certain Four Corners Project Co-Tenancy Agreement executed as of July 19, 1966, by and among the Facilities Owners, as the same may be amended to the Closing Date, with the exception of any amendments to such agreement that have not been executed by Seller.
1.1.22    Facilities Insurance Policies. “Facilities Insurance Policies” means all insurance policies carried by or for the benefit of the Facilities Owners with respect to the ownership, operation or maintenance of the Facilities or the Facilities Switchyard, including all liability, property damage, self-insurance arrangements, retrospective assessments and business interruption policies in respect thereof.
1.1.23    Facilities Lease. “Facilities Lease” means the Indenture of Lease dated December 1, 1960 between the Navajo Tribe of Indians and Purchaser, as amended, supplemented and revised by the Supplemental and Additional Indenture of Lease executed as of July 6, 1966 between the Navajo Tribe of Indians and the Facilities Owners, as the same has been and may be further amended to the Closing Date, with the exception of any amendments to such agreement that have not been executed by Seller.
1.1.24    Facilities Operating Agreement. “Facilities Operating Agreement” means that certain Four Corners Project Operating Agreement entered into as of May 15, 1969, by and among the Facilities Owners, as the same has been and may be further amended to the Closing Date, with the exception of any amendments to such agreement that have not been executed by Seller.
1.1.25    Facilities Owner. “Facilities Owner” means each Person who, as of the relevant time, is a “Participant” under the Facilities Co-Tenancy Agreement, which, as of the date of this Agreement, means Purchaser, Public Service Company of New Mexico, Salt River Project Agricultural Improvement and Power District, Seller and Tucson Electric Power Company, in each case in such Person’s capacity as a “Participant”.
1.1.26    Facilities Switchyard. “Facilities Switchyard” means the 500 kV and 345 kV switchyards located at and adjacent to the Facilities.

1.1.27    FERC. “FERC” means the Federal Energy Regulatory Commission as established by the Department of Energy Organization Act of 1977, 42 U.S.C. § 7171, as amended, or its regulatory successor, as applicable.
1.1.28    FIRPTA Certificate. “FIRPTA Certificate” means the Foreign Investment in Real Property Tax Act Certificate of Seller, to be delivered at the Closing.
1.1.29    Governmental Authority. “Governmental Authority” means any federal, state, local or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; any court or governmental tribunal; and any Tribal Authority; but does not include Purchaser, Seller, any Affiliate thereof, or any of their respective successors in interest or any owner or operator of the Assets (if otherwise a Governmental Authority).
1.1.30    Hazardous Substances. “Hazardous Substances” means (a) any petroleum, asbestos, urea formaldehyde foam insulation and/or transformer or other equipment that contains polychlorinated biphenyls; (b) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or “hazardous air pollutants,” or words of similar meaning and regulatory effect, under any environmental Law; and/or (c) any other chemical, material or substance that is listed or regulated under any environmental Law because it poses a hazard to human health or welfare or the Environment.
1.1.31    Income Tax. “Income Tax” means any Tax imposed by any Governmental Authority (a) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (a), in each case together with any interest, penalties or additions attributable to such Tax.
1.1.32    Independent Accounting Firm. “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Purchaser for purposes of this Agreement.
1.1.33    Initial Purchase Price. “Initial Purchase Price” means Seller’s original cost in the Plant as of the Closing Date (not including any Reimbursable Capital Expenditures) plus, without duplication, Seller’s book value of Equipment, Inventory and Fuel Inventory, minus the accumulated depreciation of the Plant as recorded on Seller’s books as of the Closing Date. An illustration of the Initial Purchase Price, calculated by Seller as of February 12, 2015, is set forth in Schedule 1.1.33. For greater certainty, the Initial Purchase Price as of the Closing Date shall not include any amount for FERC Plant Account 317 – Asset Retirement Obligations.
1.1.34    Knowledge. The term “Knowledge” or similar phrases in this Agreement means: (a) in the case of Seller, the extent of the actual and current knowledge of

Seller’s officers, employees, and knowledgeable persons listed in Schedule 1.1.34(a) at the Effective Date (or, with respect to the certificate delivered pursuant to Section 8.5, the date of delivery of the certificate) without any implication of verification or investigation concerning such knowledge; (b) in the case of Purchaser, the extent of the actual and current knowledge of Purchaser’s officers, employees and authorized agents listed in Schedule 1.1.34(b) at the Effective Date (or, with respect to the certificate delivered pursuant to Section 9.5, the date of delivery of the certificate) without any implication of verification or investigation concerning such knowledge; and (c) in the case of Operating Agent, the extent of the actual and current knowledge of Operating Agent’s officers, employees and authorized agents listed in Schedule 1.1.34(c) at the date of this Agreement or at the Closing Date, as well as the Persons who, as of the date of this Agreement or as of the Closing, serve as the plant manager of the Facilities and the Person or Persons to whom the plant manager reports, without any implication of verification or investigation concerning such knowledge.
1.1.35    Landfill. “Landfill” means that certain landfill as identified in the sections labeled “LANDFILL” on the map attached as Exhibit A hereto.
1.1.36    Laws. “Laws” means all federal, state, local and tribal civil and criminal laws, statutes, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders.
1.1.37    Lease Assignment. “Lease Assignment” means an assignment and assumption of interest in lease agreement in customary form pursuant to which Seller will convey all of its right, title and interest in the real property Assets sold to Purchaser under this Agreement, subject to Permitted Encumbrances.
1.1.38    Navajo Mine. “Navajo Mine” means the coal mine located on the Navajo Nation property that is owned by Navajo Transitional Energy Company, LLC (“NTEC”) and operated on an interim basis by BHP Mine Management Co. and that supplies coal to the Facilities.
1.1.39    Net Present Value. “Net Present Value” means, with respect to the Facilities Lease, the conversion of the Facilities Lease payments during the period from July 2031 through July 2041 to after-tax cash flow assuming a tax rate of 39%, and then discounting that number using Purchaser’s assumed after-tax weighted average cost of capital of 7.9%.
1.1.40    NMPRC. “NMPRC” means the New Mexico Public Regulation Commission, or its regulatory successor, as applicable.
1.1.41    NTEC Option. “NTEC Option” means that certain Option Agreement, dated December 30, 2013, by and between Purchaser and NTEC, pertaining to the grant of an option by Purchaser to NTEC with respect to the assets and liabilities it is acquiring and assuming under this Agreement.
1.1.42    Operating Agent. “Operating Agent” means Arizona Public Service Company, as operating agent under the Facilities Co-Tenancy Agreement and the Facilities Operating Agreement, or its successor in interest.

1.1.43    Operating Agent’s Actuary. “Operating Agent’s Actuary” means the Person acting as the actuary for the Operating Agent with respect to the Facilities, or its successors or assigns, which at the time of this Agreement is Towers Watson & Co.
1.1.44    Party. “Party” means either Seller or Purchaser, as the context requires; “Parties” means, collectively, Seller and Purchaser.
1.1.45    Pension and OPEB Liabilities. “Pension and OPEB Liabilities” means the pension plan accumulated benefit obligation (ABO) and the post-retirement benefit obligation (APBO) for the Operating Agent and its Affiliates with respect to its retirement and post-retirement plans listed on Schedule 1.1.45 determined in accordance with Statement of Financial Accounting Standards No. 87 (FAS 87), Statement of Financial Accounting Standards No. 106 (FAS 106) and Accounting Standards Codification 715, as amended.
1.1.46    Permitted Encumbrances. “Permitted Encumbrances” means (a) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable, (b) during the period prior to the Closing, the lien of Seller’s Mortgage, (c) liens, encumbrances or title imperfections with respect to the Assets created by or resulting from the acts or omissions of Purchaser or Operating Agent, (d) liens, charges, claims, pledges, security interests, equities and encumbrances arising under the Facilities Contracts, or which will be and are discharged or released either prior to, or simultaneously with, the Closing, (e) the Assumed Liabilities, and (f) liens, charges, claims, pledges, security interests, equities and encumbrances that do not apply only and exclusively to the interest of Seller but that also constitute liens, charges, claims, pledges, security interests, equities or encumbrances upon the interests of the other Facilities Owners in common and/or the Operating Agent, as agent for any of the Facilities Owners and that individually, or in the aggregate, are not materially adverse to the operations or physical condition of the Facilities and the Facilities Switchyard, taken as a whole.
1.1.47    Person. “Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, or any Governmental Authority.
1.1.48    Plant. “Plant” means the fossil fuel generating facility known as the Four Corners Power Plant.
1.1.49    PNW Plan Assets. “PNW Plan Assets” means the fair market value of the Operating Agent’s and its Affiliates’ investments in its retirement and other post-retirement plans listed on Schedule 1.1.45.
1.1.50    Post-Closing Actions. “Post-Closing Actions” means actions of or on behalf of the then Facility Owners on or after the Closing Date involving the Facilities that (i) are not in the ordinary course of business, (ii) do not involve the shutdown or closure of the Facilities in accordance with applicable Laws, and (iii) relate to the Landfill.
1.1.51    Pre-Closing Tax Period. “Pre-Closing Tax Period” means (i) any Tax period ending before the Closing Date and (ii) with respect to a Tax period that begins before but ends on or after the Closing Date, the portion of such period before the Closing Date.

1.1.52    Property Tax. “Property Tax” means any Tax resulting from and relating to the assessment of real or personal property or a possessory interest in real or personal property by any Governmental Authority.
1.1.53    Purchaser. “Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
1.1.54    Purchaser’s Required Consents. “Purchaser’s Required Consents” means all consents specified in Schedule 1.1.54, which include the consent of any Person (other than a Governmental Authority) necessary for Purchaser’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
1.1.55    Purchaser’s Required Regulatory Approvals. “Purchaser’s Required Regulatory Approvals” means all approvals specified in Schedule 1.1.55, which include the approval by (i) FERC under the Federal Power Act for authorization (a) for Purchaser to purchase Seller’s interest in the Facilities and the Facilities Switchyard, and (b) in the alternative at Purchaser’s option, for PNW to purchase Seller’s interest in the Facilities and the Facilities Switchyard and subsequently sell that interest to NTEC or its designee under the NTEC Option, which approval shall be without conditions or constraints that would materially limit Purchaser’s ability to take delivery and deliver power from the Facilities for purposes of serving Purchaser’s retail load or selling at wholesale pursuant to Purchaser’s market-based rate authority; and (ii) any other Governmental Authority with general regulatory authority over Purchaser or the business and assets represented by the Assets and whose approval is required for Purchaser’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
1.1.56    Reclamation Report. “Reclamation Report” means the Navajo Mine 2016 Final Reclamation & Closure Plan Cost Estimate, dated December 2014, Project No. 1414309, prepared by Golder Associates Inc. (formerly known as Marston & Marston, Inc.), establishing the basis for the estimated reclamation costs for the Navajo Mine as of July 6, 2016.
1.1.57    Release. “Release” means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, escaping or migration of a Hazardous Substance into, onto or through the Environment or within any building, structure, facility or fixture, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.
1.1.58    Remediation. “Remediation” means any action of any kind to address an Environmental Condition or Release or threatened Release or the presence of Hazardous Substances on or in the Environment relating to the Facilities, the Facilities Switchyard, the Navajo Mine or any other location at which Hazardous Substances or non-hazardous substances or materials generated or originating at the Facilities were transported, stored or disposed of, including the following: (i) monitoring, investigation, treatment, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable

Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or threatened Release or presence of Hazardous Substances, and (vi) any other activities reasonably determined by the Operating Agent of the Facilities or the Facilities Switchyard, as applicable, to be necessary or required under Environmental Laws to address an Environmental Condition, the presence, Release or threatened Release of Hazardous Substances on or in the Environment at the Facilities, the Facilities Switchyard, the Navajo Mine or any other location at which Hazardous Substances or non-hazardous substances or materials generated or originating at the Facilities were transported, stored or disposed of.
1.1.59    Retroactive Liability. “Retroactive Liability” means, with respect to any Pre-Closing Environmental Liability, the portion thereof for which the Participants would have been financially responsible if (i) the Facilities had fully ceased operation on July 6, 2016, and (ii) the appropriate committees under the Facilities Contracts had committed to undertake Decommissioning and Reclamation in accordance with all applicable Laws.
1.1.60    Schedules. “Schedules” means the schedules to this Agreement.
1.1.61    Section. “Section” means a numbered section of this Agreement included within the Article that begins with the same number as that section.
1.1.62    § 323 Grants. “§ 323 Grants” means one or more grants of rights-of-way and easements under the Act of February 5, 1948 (62 Stat. 17, 18, 25 U.S.C. § 323-328), the Act of March 3, 1879 (20 Stat. 394, 5 U.S.C. § 485), as amended, and the Acts of July 9, 1832, and July 27, 1868 (4 Stat. 564, 15 Stat. 228. 25 U.S.C. § 2) and such regulations promulgated thereunder, as are applicable, including 25 C.F.R. § 1.2 and 25 C.F.R. Part 169 granted to the Facilities Owners pursuant to the Facilities Lease.
1.1.63    Seller. “Seller” has the meaning set forth in the introductory paragraph of this Agreement.
1.1.64    Seller’s Mortgage. “Seller’s Mortgage” means Seller’s General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, between the Seller and U.S. Bank National Association as trustee, as the same may be amended to the Closing Date.
1.1.65    Seller’s Required Consents. “Seller’s Required Consents” means all consents specified in Schedule 1.1.65 and consents of any Person (other than a Governmental Authority) necessary for Seller’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
1.1.66    Seller’s Required Regulatory Approvals. “Seller’s Required Regulatory Approvals” means all approvals specified in Schedule 1.1.66, which include the approval of (i)  the NMPRC, and (ii) any other Governmental Authority with general regulatory authority over Seller or the business and assets represented by the Assets and whose approval is required for Seller’s consummation of the transaction contemplated by this Agreement and the Ancillary Agreements.

1.1.67    Seller’s Share of Underfunded/Overfunded Pension and OPEB Liabilities. “Seller’s Share of Underfunded/Overfunded Pension and OPEB Liabilities” means the adjusted product of (i) Pension and OPEB Liabilities at the Closing Date minus PNW Plan Assets as of the Closing Date, multiplied by (ii) the proportional share of Pension and OPEB Liabilities related to the Facilities as of the Closing Date as determined by the Operating Agent’s Actuary, multiplied by (iii) an allocation percentage of seven percent (7%). This product shall reflect an adjustment whereby (a) amounts billed by the Operating Agent to Seller since 1982 related to Pension and OPEB Liabilities shall be assumed to have been invested in PNW Plan Assets since such billed amounts’ respective years of payment, and (b) the Operating Agent and its Affiliates shall be deemed to have made contributions in respect of Pension and OPEB Liabilities at at least the same rate as the Facilities Owners, and such contributions shall be assumed to have been invested in PNW Plan Assets.
1.1.68    Tax. “Tax” means any federal, Tribal Authority, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or successor-in-interest.
1.1.69    Tax Return. “Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.
1.1.70    Third Party Claim. “Third Party Claim” means a claim by a Person that is not a member of the Seller Group or the Purchaser Group, including any claim for the costs of conducting Remediation or seeking an order or demanding that a Person undertake Remediation.
1.1.71    Transferable Permits. “Transferable Permits” means all those permits relating to the Facilities or the Facilities Switchyard (and all applications pertaining thereto) which are transferable under applicable law from Seller to Purchaser with or without a filing with, notice to, or consent or approval of any Governmental Authority.
1.1.72    Transfer Tax. “Transfer Tax” means any sales Tax, transaction privilege Tax, transaction Tax, conveyance fee, recording fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.
1.1.73    Tribal Authority. “Tribal Authority” means any sovereign nation recognized by the United States government, Indian tribe, or any governmental subdivision, agency, department, or instrumentality thereof with the authority to administer and collect tribal Taxes, administer and enforce tribal laws and administer and enforce tribal agency processes.

1.2    Index of Other Defined Terms.

Defined Term	Section
Allocation	3.5
Applicable Tax Law	3.5
Arbitrator	11.10(e)
Ash	6.11(b)
Ash Data	6.11(b)
Assets	2.1
Assumed Liabilities	2.3
BAT	3.6(c)
CAA	2.5(b)
CAA Claims	2.5(b)
Civil Penalty	2.5(b)
Closing	3.1
Closing Adjustment	3.3(a)
Closing Date	3.1
Consent Decree	2.5(b)
Damages	7.1(a)
Decommissioning	2.3(e)
Estimated Adjustment	3.3(a)
Estimated Closing Statement	3.3(a)
Excluded Assets	2.2
Excluded Claims	2.2(h)
Excluded Liabilities	2.4
Facilities Contracts	2.1(h)
Facilities Documents	2.1(j)
Facilities Permits	2.1(i)
Final Allocation	3.5
Final Pre-Closing Allocation	3.5
First Refusal Right	6.14
Fuel Inventory	2.1(e)
Indemnifiable Claim	7.8
Indemnitee	7.3
Indemnitor	7.3
Inventory	2.1(f)
Landfill Obligations	2.4(d)
JAMS	11.10(d)
Joinder Agreement	6.14
Leased Property	2.1(b)
Mediator	11.10(e)
Notice of Claim	7.3
NSR Litigation	2.5(b)
NTEC	1.1.37
Operating Ash Disposal Areas	6.11(b)
Other Capital Expenditures	6.12(a)
Owned Real Property	2.1(a)

PIT	3.6(c)
PNM	6.14
PNM Agreement	6.14
Post-Closing Adjustment	3.3(b)
Post-Closing Environmental Liabilities	2.3(b)
Post-Closing Statement	3.3(b)
Pre-Closing Environmental Liability	2.3(c)
Proposed Post-Closing Adjustment	3.3(b)
Purchase Price	3.2
Purchaser Claims	7.1(a)
Purchaser Group	7.1(a)
Reclamation	2.3(f)
Reimbursable Capital Expenditures	6.12(a)
Seller Claims	7.2(a)
Seller Group	7.2(a)
Seller Permits	4.5
SO2 Emission Allowances	2.2(k)
Tax Settlement Agreement	3.6(c)
Transferred Transmission Facilities	2.1(p)
Tribal Payments	3.6(c)
1.3    Interpretation. In this Agreement, unless a clear contrary intention appears:
(a)    the singular number includes the plural number and vice versa;
(b)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(c)    reference to any gender includes each other gender;
(d)    reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;
(e)    reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;
(f)    “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;
(g)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)    relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”
(i)    reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and
(j)    any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance, policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
2.1    Transfer of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser and Purchaser will purchase and acquire from Seller, all of Seller’s interest in the Facilities and the Facilities Switchyard, including Seller’s undivided interest therein as a tenant in common, which Seller owns or to which Seller has rights by reason of any of the Facilities Contracts, free and clear of all Encumbrances other than Permitted Encumbrances, including, without limitation, Seller’s interest in the following, but excluding all Excluded Assets (collectively, the “Assets”):
(a)    Real Property Rights. The parcels of real property (or interests therein), if any, owned by Seller, or by the Operating Agent on behalf of Seller, as one of the Facilities Owners, relating to the Facilities or the Facilities Switchyard, together with all buildings, facilities and other improvements thereon and all appurtenances thereto, including all construction work in process (the “Owned Real Property”);
(b)    Leased Real Property. The real property leasehold estates and the related lease or sublease agreements, if any, related to the Facilities or the Facilities Switchyard, together with all buildings, fixtures and real property improvements thereon and thereto, including all construction work in process (the “Leased Property”), including, without limitation, the items set forth on Schedule 2.1(b);
(c)    Rights-of-Way/Easements and Water Rights. All rights-of-way, easements, grants and privileges (including all water rights) appurtenant to the Owned Real Property or the Leased Property, including, without limitation, the items set forth on Schedule 2.1(c);
(d)    Equipment. All machinery, mobile or otherwise, equipment (including computer hardware and software and communications equipment), vehicles, tools, fixtures, furniture and furnishings, and other tangible personal property that (i) are not Inventory, (ii) are licensed, owned or leased by Seller, or the Operating Agent, on behalf of the Facilities Owners or on behalf of Seller, as one of the Facilities Owners, as of the Closing, and (iii) are related to, used, or useful in the operation of the Facilities or the Facilities Switchyard, or are typically located at the Facilities, the Facilities Switchyard, the Navajo Mine or other locations or facilities which are owned, operated, maintained or under the control of the Operating Agent;
(e)    Fuel Inventory. All coal under contract or in inventory relating to the operation of the Facilities located at or in transit to the Facilities (the “Fuel Inventory”);
(f)    Inventory. The following items intended to be consumed at the Facilities or the Facilities Switchyard in the ordinary course of business: inventories of spare parts; maintenance, shop and office supplies; and other similar items of tangible personal property in existence as of the Closing, wherever located, excluding Fuel Inventory (the “Inventory”);
(g)    Emission Allowances. All Emission Allowances, except for allowances which are to be retained by Seller pursuant to Section 2.2(k);
(h)    Facilities Contracts. Subject to the receipt of necessary consents and approvals, the contracts, agreements, arrangements, licenses and leases of any nature, (i) to which Seller, in its capacity as a Facilities Owner, is a party, including, without limitation, the items set forth on Schedule 2.1(h), or (ii) to which the Operating Agent, on behalf of the Facilities Owners or on behalf of Seller, as one of the Facilities Owners, is a party, and by or to which Seller, the Facilities, or the Facilities Switchyard are bound or subject, in each case relating to the ownership, lease, maintenance or operation of the Facilities or the Facilities Switchyard (the “Facilities Contracts”); provided that Seller shall retain all rights under the Facilities Contracts with respect to any Excluded Assets or Excluded Liabilities;
(i)    Permits, Licenses, Etc. Subject to the receipt of necessary consents and approvals, the Transferable Permits and any other permits, licenses, approvals, registrations, franchises, certificates, other authorizations and consents of Governmental Authorities relating to the ownership, lease, maintenance or operation of the Facilities or the Facilities Switchyard that, in each case, as of the Closing are in favor of the Facilities Owners, or the Operating Agent, as agent for the Facilities Owners, except for and to the extent that such licenses, permits, approvals, registrations, franchises, certificates, other authorizations and consents relate to Excluded Assets (the “Facilities Permits”);
(j)    Documents. The books, records, materials, documents, information, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications, and procedures and similar items (i) located at and relating to the Facilities or the Facilities Switchyard, other than any Tax Returns or Tax records, or (ii) otherwise relating to the Facilities or the Facilities Switchyard and owned by the Facilities Owners in common or by the Operating Agent as agent for the Facilities Owners (the “Facilities Documents”); provided that Seller may retain, at its own expense, and may use subject to any confidentiality obligations that may apply to the Facilities Owners, copies of any Facilities Documents related to any Excluded Assets or Excluded Liabilities;
(k)    Third Party Warranties. All unexpired, transferable warranties and guarantees from third parties with respect to the Facilities or the Facilities Switchyard or arising out of the Facilities Contracts or any contracts entered into thereunder, except to the extent they relate to Excluded Assets or Excluded Liabilities;
(l)    Intellectual Property. All intangible assets of an intellectual property nature, including all patents and patent rights, trademarks and trademark rights, inventions, trade names and copyrights relating to the Facilities or the Facilities Switchyard, including the name of the Facilities and the Facilities Switchyard and all pending applications therefor, together with any trade secrets relating to the Facilities or the Facilities Switchyard, in each case that are owned in common by the Facilities Owners or by the Operating Agent as agent for the Facilities Owners;
(m)    Claims, Rights and Causes of Action. All rights in, to and under (i) any claims, rights or causes of action against any third parties (including indemnification, contribution and insurance claims) relating to the Assets or the Assumed Liabilities, whether occurring prior to, on or after the Closing, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like; whether received as payment or credit against future liabilities, and (ii) any actual or potential claim or cause of action as a Facilities Owner against the Operating Agent, whether known or unknown, contingent or accrued, arising prior to and in existence at the Closing, except in each case for Excluded Claims;
(n)    Prepayment. Advance payments, prepayments, prepaid expenses, deposits and the like, other than any prepaid Taxes, which shall be governed by Section 3.6(b), (i) made by Seller or the Operating Agent on Seller’s behalf in the ordinary course of business prior to the Closing specifically with respect to the Facilities or the Facilities Switchyard, (ii) which exist as of the Closing and (iii) with respect to which Purchaser will receive the benefit after the Closing;
(o)    Insurance Proceeds and Condemnation Proceeds. The right to any proceeds from insurance policies to the extent covering the Assets or the Assumed Liabilities, except for Excluded Claims, but including the amounts described in Section 6.4(b), and the right to any claims, settlement or proceeds thereof from a condemnation or eminent domain proceeding as provided in Section 6.4(b);
(p)    Transmission Facilities. Seller's undivided ownership interests in the Facilities Switchyard and associated interconnection facilities at the site (the generator step-up transformers and other interconnection facilities connecting the generating facilities to the switchyard) (together, the "Transferred Transmission Facilities"); and
(q)    Miscellaneous. Any miscellaneous assets necessary, useful or used in or ancillary to operating the Facilities or the Facilities Switchyard and primarily utilized in connection therewith but not otherwise enumerated above, including, without limitation, the assets specified on Schedule 2.1(q), except for Excluded Assets, which in the ordinary course of business are typically located at the Facilities, the Facilities Switchyard, the Navajo Mine or other locations or facilities which are owned, operated, maintained or under the control of the Operating Agent or one of its Affiliates.

2.2    Excluded Assets. Nothing in this Agreement will constitute or be construed as conferring on Purchaser, and Purchaser is not acquiring, any right, title or interest of Seller in or to the following (the “Excluded Assets”), except to the extent Seller owns an interest in any such physical assets as a tenant in common with the other Facilities Owners, in which event such interests in such assets are Assets:
(a)    the assets listed or described on Schedule 2.2(a), which are associated with the Assets but are specifically excluded from the sale;
(b)    certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;
(c)    all cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), except for such assets on deposit with, or under the control of, the Operating Agent;
(d)    any and all data and information pertaining to customers of Seller or its Affiliates;
(e)    rights in, to and under all agreements and arrangements of any nature, which are not assigned to Purchaser under the terms of this Agreement, including any agreements for the sale by Seller of energy, capacity or ancillary services from the Facilities prior to the Closing, and any trade accounts receivable and all collateral, security arrangements, notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of or related to such sales, including any rights with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith;
(f)    rights arising under this Agreement, any instrument or document executed and delivered pursuant to the terms hereof, or the transactions contemplated hereby;
(g)    any and all books and records not described in Section 2.1(j);
(h)    any rights in, to and under (i) any claims, rights or causes of action against any third parties (including indemnification, contribution and insurance claims) relating to the Excluded Assets or the Excluded Liabilities, whether occurring prior to, on or after the Closing, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like; whether received as payment or credit against future liabilities, (ii) any actual or potential claim or cause of action as a Facilities Owner against the Operating Agent, whether known or unknown, contingent or accrued, arising prior to and in existence at the Closing relating to the Excluded Assets or the Excluded Liabilities, and (iii) any claims for refunds, credits, prepayments, offsets, recoupments, judgments and the like relating to Taxes (claims described in clauses (i) – (iii), “Excluded Claims”);
(i)    all privileged or proprietary books, records, materials, documents, information, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications, and procedures and similar items not owned by the Facilities Owners in common or by the Operating Agent as agent for the Facilities Owners and any and all rights to use the same, including, without limitation, intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), computer software that is proprietary to Seller, or the use of which under the pertinent license therefor is limited to operation by Seller or its Affiliates or on equipment owned by Seller or its Affiliates;
(j)    the right to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities, all of which mail and other communications shall be promptly forwarded by Purchaser to Seller;
(k)    Emission Allowances for sulfur dioxide (SO2) (“SO2 Emission Allowances”) related to Seller’s share of the Facilities that are of past vintage as of the Closing Date and either: (i) already distributed to Seller as of the Closing Date; or (ii) in excess of the amount needed to cover the Facilities’ SO2 emissions corresponding to Seller’s ownership interest in the previous calendar year, but not yet distributed to Seller as of the Closing Date; and Seller’s share of the proceeds from any United States Environmental Protection Agency auction of SO2 Emission Allowances related to the Facilities occurring before the Closing Date, even if such proceeds have not yet been distributed as of the Closing Date;
(l)    properties of Seller that are not used in the ownership or operation of the Assets, or that relate to the Excluded Liabilities;
(m)    any and all transmission rights of Seller other than the Transferred Transmission Facilities; and
(n)    any rights specifically excluded from the definition of the Assets under Section 2.1.
At any time or from time to time, up to ninety (90) days following the Closing, any and all of the Excluded Assets may be removed from the Facilities and the Facilities Switchyard by Seller (at no expense to Purchaser, but without charge by Purchaser for temporary storage), provided that Seller shall do so in a manner that does not unduly or unnecessarily disrupt normal business activities at the Facilities and the Facilities Switchyard, and provided further that Excluded Assets may be retained at the Facilities and the Facilities Switchyard to the extent permitted by easements, licenses, agreements or similar arrangements in favor of Seller.
2.3    Assumption of Liabilities. From and after the Closing, Purchaser will assume only the following obligations and liabilities of Seller, to the extent such obligations and liabilities relate to the Assets, the Facilities, or, as applicable, the Navajo Mine (the “Assumed Liabilities”):
(a)    All liabilities and obligations under all agreements, contracts, undertakings, and licenses assigned to Purchaser under this Agreement, including the Facilities Contracts and the Transferable Permits in accordance with the terms thereof, except: (i) in each case to the extent such liabilities and obligations were incurred by Seller prior to the Closing Date and not otherwise assumed by Purchaser pursuant to Sections 2.3(c), (d), (e) and (f), (ii) the payment obligations pro-rated to Seller under Section 3.6, and (iii) as specifically contemplated under Section 2.4;
(b)    All liabilities or obligations, whether or not accrued, contingent, absolute, determined or determinable (including, without limitation, any fines, penalties or costs imposed by a Governmental Authority) arising under Environmental Laws (whether such laws are enacted before or after the Closing Date), and all liabilities and obligations relating to Environmental Conditions or Hazardous Substances, in each case to the extent attributable to actions or failures to act occurring, or conditions first arising, on or after the Closing Date in connection with Purchaser’s ownership of the Assets or the operation thereof or with respect to the Navajo Mine, including any threatened Releases that do not exist prior to the Closing Date (the “Post-Closing Environmental Liabilities”);
(c)    All liabilities or obligations, whether or not accrued, contingent, absolute, determined or determinable (including, without limitation, any fines, penalties or costs imposed by a Governmental Authority) arising under Environmental Laws or relating to Environmental Conditions or Hazardous Substances in connection with Seller’s ownership of the Assets or Facilities or with respect to the Navajo Mine (in each case, solely in connection with the pre-Closing Date period) (collectively, “Pre-Closing Environmental Liabilities”) to the extent such Pre-Closing Environmental Liabilities arise out of (i) the enactment, coming into force or change in any Environmental Law (including any change in the interpretation, application or enforcement of any such Environmental Law) on or after the Closing Date or (ii) Post-Closing Actions, in each case except as provided in Section 2.4(f) below;
(d)    That incremental portion, and only that incremental portion, if any, of the Landfill Obligations that are directly attributable to any Post-Closing Actions;
(e)    All liabilities and obligations of Seller with respect to decommissioning the Facilities and the Facilities Switchyard, including without limitation the dismantling and removal of the Facilities and the Facilities Switchyard and the restoration of their sites (collectively, “Decommissioning”);
(f)    All liabilities and obligations of Seller with respect to post-Closing reclamation and all final reclamation of the Navajo Mine, and the site comprising the same or on which the Navajo Mine exists or has existed (collectively, “Reclamation”);
(g)    Subject to Section 3.2(c), all of Seller’s share of any liabilities or obligations of the Operating Agent or its Affiliates with respect to pensions or other post-employment benefits attributable to Operating Agent’s operation of the Facilities;
(h)    Any liabilities or obligations in respect of Purchaser’s share of the items prorated in Section 3.6(a);
(i)    Taxes attributable to the ownership, operation or use of the Assets on or after the Closing Date (except for Taxes for which Seller is liable pursuant to Section 3.6, including Seller’s Income Taxes) and any Taxes for which Purchaser is liable under Section 6.3; and

(j)    All other liabilities expressly allocated to Purchaser in this Agreement.
For the avoidance of doubt, Purchaser is not assuming hereunder any liabilities or obligations of any of the Facilities Owners other than Seller pursuant to this Agreement.
2.4    Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller other than the Assumed Liabilities. All obligations and liabilities of Seller other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities”, all of which Excluded Liabilities shall remain the sole responsibility of Seller. The Excluded Liabilities include, without limitation, the following:
(a)    Any liabilities or obligations of Seller in respect of any Excluded Assets or other assets which are not Assets and Seller’s ownership, operation and conduct of any business in connection therewith or therefrom;
(b)    Except as otherwise specifically set forth in Section 2.3(a), all liabilities or obligations arising prior to the Closing Date under any of the agreements, contracts, undertakings and licenses assumed by Purchaser under this Agreement, including the Facilities Contracts and the Transferable Permits;
(c)    Any fines, penalties or costs (other than Taxes), including costs for environmental mitigation projects, imposed by a Governmental Authority with respect to the Assets resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority, but only relating to actions or omissions or conditions existing prior to the Closing Date (and only for the period prior to the Closing Date and not to the extent continuing past the Closing Date); or (ii) violations of applicable Law or illegal acts committed by Seller;
(d)    Seller’s share of the costs of removal of, or to conduct or perform Remediation of any Environmental Conditions or Hazardous Substances at the Landfill if the Facilities Owners are required to remove such Landfill or to conduct or perform Remediation of any Environmental Conditions or Hazardous Substances at the Landfill under Laws, the Facilities Lease or the § 323 Grants (collectively, the “Landfill Obligations”), except for the portion thereof, if any, described in Section 2.3(d);
(e)    All Pre-Closing Environmental Liabilities, excluding any Pre-Closing Environmental Liabilities assumed by Purchaser in Sections 2.3(c), 2.3(d), 2.3(e) and 2.3(f);
(f)    Seller’s share of any Retroactive Liability;
(g)    Any liability of Seller arising out of a breach by Seller of any of its obligations under this Agreement or the Ancillary Agreements;
(h)    Any obligation of Seller to indemnify any Person who is a member of the Purchaser Group pursuant to Article 7;
(i)    Any liabilities or obligations in respect of Seller’s share of the items prorated in Section 3.6(a);

(j)    Taxes attributable to the ownership, operation or use of the Assets before the Closing Date (except for Taxes for which Purchaser is liable pursuant to Section 3.6, including Purchaser’s Income Taxes) and any Taxes for which Seller is liable under Section 6.3; and
(k)    All other liabilities expressly allocated to Seller in this Agreement.
2.5    Settlement of NSR Litigation.
(a)    This Section 2.5 shall become effective immediately, remain in effect whether or not the Closing occurs and this Agreement is terminated, and is intended to supplement the provisions of Sections 2.3 and 2.4 above.
(b)    Purchaser and Seller are defendants in litigation pending in the United States District Court for the District of New Mexico (“NSR Litigation”) alleging violations of (i) the Prevention of Significant Deterioration provisions of Part C of Subchapter I of the Clean Air Act (“CAA”), 42 U.S.C. §§ 7470-7492 and the regulations promulgated thereunder as set forth at 40 C.F.R. § 52.21; (ii) Section 111 of the CAA, 42 U.S.C. § 7411 and the regulations promulgated thereunder as set forth at 40 C.F.R. § 60.14; and (iii) the requirements of Title V of the CAA, 42 U.S.C. §§ 7661-7661f (collectively, “CAA Claims”). The parties to the NSR Litigation have agreed in principle to settle all claims through the entry of a consent decree (latest defendants’ draft dated January 9, 2015) (the “Consent Decree”) that would require the defendants to pay a civil penalty pursuant to Section 113(b)(2) of the CAA, 42 U.S.C. § 7413(b)(2) (the “Civil Penalty”) and fund certain Environmental Mitigation Projects. It is expected that the Consent Decree will be finalized and become effective prior to the Closing Date.
(c)    In the event that the Consent Decree becomes effective and Seller is a party thereto, Seller agrees to pay its proportionate share of the Civil Penalty and the Environmental Mitigation Projects, but only to the extent that such amount does not exceed the amount mutually agreed to by the Parties.
(d)    Except for the payment by Seller of its proportionate share of the Civil Penalty and Environmental Mitigation Projects pursuant to Section 2.5(c) above, Purchaser shall assume all other obligations and liabilities of Seller arising from CAA Claims, the NSR Litigation and the Consent Decree, including such obligations and liabilities as are related to operations of the Facilities after the Closing, and in particular obligations and liabilities related to nitrogen oxides emission reductions and controls, sulfur dioxide emission reductions and controls, particulate matter emission reductions and controls, Plant unit retirement, stipulated penalties (except to the extent specifically related to Environmental Mitigation Projects and Civil Penalty), and any other obligations and liabilities related to such requirements, including monitoring, recordkeeping, and reporting requirements.
(e)    Purchaser has submitted to the plaintiffs in the NSR Litigation a request that the Seller be removed as a party to the Consent Decree, and that Purchaser be substituted therefor, on or promptly following the Closing Date without any precondition or other approval

(except by the court, if necessary). Purchaser will diligently pursue such request and take all commercially reasonable steps to include language to that effect in the Consent Decree.
(f)    If language satisfactory to Seller pursuant to Section 2.5(e) is included in the Consent Decree, Seller’s aggregate liability thereunder does not exceed the amount set forth in Section 2.5(c), and there is no other change in the Consent Decree that adversely affects the Seller’s rights, obligations or liabilities thereunder, then Seller agrees to execute the Consent Decree at the same time as the other defendants.
ARTICLE 3
CLOSING
3.1    Closing. The closing of the sale of the Assets to, and the assumption of the Assumed Liabilities by, Purchaser (the “Closing”) will take place at the offices of Arizona Public Service Company, 400 North Fifth Street, Phoenix, Arizona 85004, at 10:00 a.m. local time on July 6, 2016, or on such other date and at such other place as the Parties may mutually agree, subject to the satisfaction or waiver of the conditions set forth in Article 8 and Article 9. The time and date of Closing is hereinafter called the “Closing Date.” Notwithstanding anything in this Agreement to the contrary, the Closing shall be deemed to have taken place at 12:01 a.m., Fruitland, New Mexico prevailing time, on the Closing Date, or at such other time as the Parties may mutually agree.
3.2    Purchase Price. At or, as applicable, after, the Closing, the Initial Purchase Price shall be adjusted, without duplication, to account for the following items and Closing Adjustments, and the Post-Closing Adjustments set forth in Section 3.3, the sum of which is hereinafter referred to as the “Purchase Price”:
(a)    Prorations. The Initial Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 3.6.
(b)    Capital Expenditures. The Initial Purchase Price shall be increased by an amount equal to the net book value of the Reimbursable Capital Expenditures.
(c)    Pension and OPEB Liabilities. If Seller’s Share of Underfunded/Overfunded Pension and OPEB Liabilities is greater than Zero Dollars ($0), the Initial Purchase Price shall be decreased by such amount, otherwise the Initial Purchase Price shall be increased by the absolute value of such amount, in each case, determined as of the Closing Date pursuant to Section 3.3(b). In calculating the adjustment contemplated by this Section 3.2(c), the discount rate and other assumptions used to determine Pension and OPEB Liabilities shall be selected using the same methodology historically used for selecting the discount rate and assumptions for Pinnacle West Capital Corporation’s consolidated fiscal year-end calculations reported in its audited financial statements.
(d)    Decommissioning Costs. The Initial Purchase Price shall be decreased by Seller’s pro rata share of the estimated cost of Decommissioning, as set forth in the Decommissioning Report, as adjusted as set forth in Schedule 3.2(d).

(e)    Reclamation Costs. The Initial Purchase Price shall be decreased by Seller’s pro rata share of the estimated cost of Reclamation, as set forth in the Reclamation Report, as adjusted as set forth in Schedule 3.2(e).
(f)    Lease Payments. The Initial Purchase Price shall be decreased by the Net Present Value of Seller’s pro rata share of the payments due to the Navajo Tribe of Indians pursuant to the Facilities Lease during the period from July 2031 through July 2041.
3.3    Pre-Closing and Post-Closing Adjustments.
(a)    At least thirty (30) calendar days prior to the Closing Date, Purchaser, with the assistance and participation of, and in consultation with, Seller, shall prepare and deliver to Seller an estimated closing statement (the “Estimated Closing Statement”) that shall set forth Purchaser’s best estimate of all estimated adjustments to the Initial Purchase Price required by Section 3.2 (the “Estimated Adjustment”). Within ten (10) calendar days after the delivery of the Estimated Closing Statement by Purchaser to Seller, Seller may object in good faith to the Estimated Adjustment in writing. If Seller objects to the Estimated Adjustment within such ten (10) day period, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so prior to the Closing Date (or if Seller does not object to the Estimated Adjustment), the Initial Purchase Price shall be adjusted (the “Closing Adjustment”) at the Closing by the amount of the Estimated Adjustment not in dispute. The disputed portion shall be resolved in accordance with the provisions of Section 3.3(b) and paid as part of any Post-Closing Adjustment to the extent required by Section 3.3(b).
(b)    Within sixty (60) days after the Closing Date, Purchaser, with the assistance and participation of, and in consultation with, Seller shall prepare and deliver to Seller a final closing statement (the “Post-Closing Statement”) that shall set forth all adjustments to the Initial Purchase Price proposed by Purchaser to be required by Section 3.2 not previously effected by the Closing Adjustment (the “Proposed Post-Closing Adjustment”); provided that if any adjustments to be made pursuant to Section 3.2 cannot be made within sixty (60) days after the Closing Date, the Parties agree that additional Post-Closing Statements can be subsequently prepared to address such adjustments. To the extent applicable, the Post-Closing Statement shall be prepared using the same accounting principles, policies and methods as the Operating Agent has historically used in connection with the calculation of the items reflected on such Post-Closing Statement. Within thirty (30) days after the delivery of the Post-Closing Statement by Purchaser to Seller, Seller may object in good faith to the Proposed Post-Closing Adjustment in writing, stating in reasonable detail its objections thereto. Purchaser and Seller agree to cooperate to exchange information used to prepare the Post-Closing Statement and information relating thereto. If Seller objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days after any objection by Seller, the Parties shall appoint the Independent Accounting Firm, which shall, at Seller’s and Purchaser’s joint expense, review the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days after such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. For purposes of this Section 3.3(b) and wherever the Independent Accounting Firm is retained to resolve a dispute between the Parties, the

Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the language of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. No particular procedures are intended to be imposed upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accounting Firm shall have no liability to the Parties in connection with such services except for acts of bad faith, willful misconduct or gross negligence, and the Parties shall provide such indemnities to the Independent Accounting Firm as it may reasonably request. The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination of the appropriate adjustment (the “Post-Closing Adjustment”) by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party no later than three (3) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.
3.4    Payment. Any cash payments required by this Agreement shall be paid in U.S. dollars in immediately available funds. The recipient of such funds will designate the account or accounts to which the funds will be wire transferred.
3.5    Allocation of Purchase Price. The allocation of the Purchase Price (including any portion of the Assumed Liabilities if applicable) will be negotiated by the Parties in accordance with Applicable Tax Law (as defined below). Purchaser shall propose and deliver to Seller a preliminary allocation among the Assets of the Purchase Price and such other consideration to be paid to Seller pursuant to this Agreement (an “Allocation”) sufficiently far in advance of the Closing to allow the Final Pre-Closing Allocation referred to below to be determined prior to the Closing. The Allocation shall be consistent with Code Section 1060 (“Applicable Tax Law”) and the regulations thereunder and in a manner which facilitates Property Tax reporting and shall separately allocate Assets in the Facilities Switchyard. Seller shall within thirty (30) days thereafter propose any changes to the Allocation. Within thirty (30) days following delivery of such proposed changes, Purchaser shall provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Purchaser and Seller are unable to resolve any disputed objections within ten (10) days thereafter, such objections shall be referred to the Independent Accounting Firm, which shall resolve the disputed item. The Independent Accounting Firm shall be instructed to deliver to Purchaser and Seller a written determination of the proper allocation of such disputed items within twenty (20) Business Days from the date of engagement. Such determination shall be final, conclusive and binding upon the Parties for all Tax purposes, and the Allocation shall be so adjusted (the allocation, including the adjustment, if any, to be referred to as the “Final Pre-Closing Allocation”). Within thirty (30) days of the determination of the Post-Closing Adjustment, the Parties shall agree to the adjustments to the Final Pre-Closing Allocation (“Final Allocation”). The fees and disbursements of the Independent Accounting Firm attributable to any Allocation shall be shared equally by Purchaser and Seller. Purchaser and Seller agree to timely file Internal Revenue Service Form 8594, and all Tax Returns, in accordance with such Allocation or Final Allocation, as the case may be, and to report the transactions contemplated by this Agreement for federal Income Tax and all other Tax purposes in a manner consistent with the Allocation or Final Allocation, as the case may be. Each of

Purchaser and Seller further agree to provide a copy of its Internal Revenue Service Form 8594 for inspection by the other Party not fewer than 10 business days prior to filing such form.
3.6    Prorations.
(a)    Purchaser and Seller agree that, except as otherwise specifically provided in this Agreement, all of the budgeted, ordinary, and recurring items normally charged to the Facilities Owners, including those listed below (but not including any Income Taxes and Transfer Taxes), relating to the business and operation of the Assets, shall be prorated and charged as of the Closing Date, without any duplication of payment under the Facilities Contracts, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Purchaser liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):
(i)    Retrospective adjustments and policyholder distributions for the applicable period during which the Closing occurs with respect to Facilities Insurance Policies included in the Assets occurring within twelve (12) months of Closing or ninety (90) days after the year-end following the Closing, whichever occurs first; and
(ii)    Operating and maintenance expenses incurred in any period prior to the Closing Date (not including Capital Expenditures) in the nature of the expenses shown on Schedule 3.6(a)(ii), but only to the extent that the amount of such expenses are determined within twelve (12) months of Closing or ninety (90) days after the year end following the Closing, whichever occurs first.
(b)    Purchaser and Seller agree that Property Taxes payable in respect of the same calendar year as the Closing Date shall be prorated and charged as of the Closing Date, without any duplication of payment under the Facilities Contracts, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Purchaser liable to the extent such items relate to periods commencing with the Closing Date (measured by calendar days). To the extent that, prior to the Closing, there has been a prepayment of any such Taxes attributable to any time period from and after the Closing Date, Purchaser shall reimburse Seller for such prepaid Taxes.
(c)    Notwithstanding anything in this Agreement to the contrary, any and all liabilities for amounts payable (i) pursuant to the Tax Settlement and Closing Agreement, dated August 13, 2002, by and between Seller and the Office of the Navajo Nation Uniform Tax Administration Statute (as amended, from time to time, the “Tax Settlement Agreement”) or any successor agreement relating to the Assets, or (ii) otherwise in respect of any possessory interest Tax (“PIT”) or business activities Tax (“BAT”) purported by the Office of the Navajo Nation Uniform Tax Administration Statute to be due in respect of the ownership or use of the Assets (collectively, the “Tribal Payments”) shall (x) except to the extent incurred as a result of Purchaser’s failure to comply with, or amendment of, the terms of the Tax Settlement Agreement or any successor agreement originally executed by Seller or as a result of the termination or expiration of any such agreement on or after the Closing Date, be payable by Seller to the extent attributable to a period (or a portion of a period) ending prior to the Closing Date and (y)

otherwise be payable by Purchaser. Tribal Payments that are attributable to a period that begins before the Closing Date but ends on or after the Closing Date shall be prorated to the portion of the period ending prior to the Closing Date (i) on a per diem basis in the case of payments in respect of a PIT and (ii) on a closing of the books basis in the case of payments in respect of a BAT. To the extent that prior to the Closing, Seller has made a prepayment of any amount for which Purchaser is liable under this Section 3.6(c), Purchaser shall reimburse Seller for the amount of such prepayment.
(d)    In connection with the prorations referred to in Sections 3.6(a), (b) and (c) in the event that actual figures are not available at the Closing Date, the proration shall be based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other, appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available. Seller and Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.6. Any disagreements regarding the prorations referred to in Sections 3.6(a) and (b) shall be resolved in accordance with the provisions of Section 3.3(b).
3.7    Deliveries by Seller. Subject to the terms and conditions hereof, at the Closing Seller shall deliver, or cause to be delivered, the following to Purchaser:
(a)    If the Purchase Price is a negative number, the absolute value of the Purchase Price, by wire transfer of immediately available funds to the account of Purchaser designated by Purchaser in writing on or before the Closing Date;
(b)    The Lease Assignment, duly executed by Seller and in recordable form, subject only to Permitted Encumbrances, together with any normal and customary affidavits or similar documents reasonably requested by Purchaser and required by the title insurer in connection with any leasehold title policy obtained by Purchaser;
(c)    The Bill of Sale, duly executed by Seller;
(d)    The Assignment and Assumption Agreement, duly executed by Seller;
(e)    Evidence, in form and substance reasonably satisfactory to Purchaser and its respective counsel, of Seller’s receipt of (i) Seller’s Required Regulatory Approvals, (ii) Seller’s Required Consents, and (iii) documentation evidencing the release of all Encumbrances on the Assets, excluding any Permitted Encumbrances;
(f)    Certificates of Good Standing with respect to Seller, as of a recent date, issued by the Texas Comptroller of Public Accounts and the Secretary of State of the state where the Facilities are located;
(g)    A certificate addressed to Purchaser dated the Closing Date executed by a duly authorized officer of Seller to the effect set forth in Section 8.5;
(h)    A FIRPTA Certificate to Purchaser, duly executed by Seller;

(i)    Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement, each Ancillary, Agreement to which Seller is a party and the authorization or ratification of all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;
(j)    A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Ancillary Agreement to which Seller, is a party and the other agreements and instruments contemplated hereby; and
(k)    All such other agreements, documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or as the Parties and their respective counsel shall deem reasonably necessary to sell, assign, convey, transfer and deliver all of Seller’s rights, title and interests in and to the Assets, to Purchaser, in accordance with this Agreement and, where necessary or desirable, in recordable form.
3.8    Deliveries by Purchaser. Subject to the terms and conditions hereof, at the Closing, Purchaser shall deliver, or cause to be delivered, the following to Seller:
(a)    If the Purchase Price is a positive number, the Purchase Price, by wire transfer of immediately available funds to the account of Seller designated by Seller in writing on or before the Closing Date;
(b)    The Assignment and Assumption Agreement, duly executed by Purchaser;
(c)    Evidence, in form and substance reasonably satisfactory to Seller and its respective counsel, of Purchaser’s receipt of (i) Purchaser’s Required Regulatory Approvals, and (ii) Purchaser’s Required Consents;
(d)    Certificates of Good Standing with respect to Purchaser, as of a recent date, issued by the Arizona Corporation Commission and the state in which the Facilities are located;
(e)    A certificate dated the Closing Date executed by a duly authorized officer of Purchaser to the effect set forth in Section 9.5;
(f)    Copies, certified by the Secretary or Associate Secretary of Purchaser, of resolutions authorizing the execution and delivery of this Agreement, each Ancillary Agreement to which Purchaser is a party and the authorization or ratification of all of the agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;
(g)    A certificate of the Secretary or Associate Secretary of Purchaser identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement, each Ancillary Agreement to which Purchaser is a party and the other agreements contemplated hereby; and

(h)    All such other agreements, documents, instruments and writings required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement.
3.9    Facilities Contracts. The Parties agree that between the date hereof and the Closing Date, the ownership, lease, maintenance and operation of the Facilities and the Facilities Switchyard will be governed by the Facilities Contracts.
ARTICLE 4
REPRESETATIONS, WARRANTIES AND DISCLAIMERS OF SELLER
Except as set forth in Seller’s Schedule of Exceptions corresponding to the Section of this Agreement to which such disclosure applies, Seller represents, warrants and, where specified, disclaims to Purchaser as follows:
4.1    Organization and Existence. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Seller is duly qualified to do business and is in good standing in the state where the Facilities are located. Seller has heretofore delivered to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect.
4.2    Execution, Delivery and Enforceability. Seller has full corporate power to enter into, and carry out its obligations under, this Agreement and the Ancillary Agreements which are executed by Seller and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements which are executed by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming Purchaser’s due authorization, execution and delivery of this Agreement and the Ancillary Agreements when executed by Purchaser, this Agreement does and the Ancillary Agreements when executed by Seller will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.
4.3    No Violation. Subject to Seller obtaining Seller’s Required Regulatory Approvals and Seller’s Required Consents, neither the execution and delivery of this Agreement or any of the Ancillary Agreements executed by Seller, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:
(a)    violate, or conflict with, or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller;
(b)    result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which

Seller is a party or by which Seller or any of the Assets may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing Date will have been, obtained;
(c)    violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Seller or any of its assets, except where such violations, individually or in the aggregate, will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or
(d)    require consent or approval of, filing with, or notice to any Person which, if not obtained would prevent Seller from performing its obligations hereunder.
4.4    Compliance with Laws. Seller has no Knowledge that it is in material violation of any applicable laws, orders, ordinances, rules, regulations or judgment of any Governmental Authority in existence as of the Effective Date with respect to the Assets, except for (a) violations or alleged violations the subject matter of which Purchaser or the Operating Agent has Knowledge or (b) violations or alleged violations by the Facilities Owners in common, or by the Operating Agent acting on their behalf.
4.5    Permits, Licenses, Etc.. Prior to the Closing Date, Seller will hold all permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all Governmental Authorities that Seller requires in order to own any of the Assets (collectively, “Seller Permits”), except for such failures to hold such Seller Permits as to which Purchaser or the Operating Agent has Knowledge or are also failures of all of the other Facilities Owners (or all other than the Operating Agent).
4.6    Litigation. There is no claim, action, proceeding or investigation pending, or to Seller’s Knowledge, threatened against or relating to Seller or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Purchaser or its Affiliates for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements, or the consummation by Seller of the transactions contemplated hereby or thereby, or (c) a material impairment of Seller’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements, except for claims, actions, proceedings or investigations pending against, or judgments, decrees or orders involving all of the other Facilities Owners or the Operating Agent as agent for the Facilities Owners, or as to which Purchaser has Knowledge.
4.7    Title. Seller has good and marketable title, or valid and effective leasehold rights in the case of leased property, and valid and effective licenses in the case of licensed rights, to the tangible personal property included in the Assets to be sold, conveyed, assigned, transferred and delivered to Purchaser by Seller, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatsoever, including under Seller’s Mortgage, except for (a) those created by Purchaser, (b) those which will be discharged or released prior to or substantially simultaneously with, the Closing, (c) Permitted Encumbrances, and (d) those which do not apply only and exclusively to the interest of Seller but that also apply to interests of the other Facilities Owners in common and/or the Operating Agent, as agent for any of the Facilities Owners.
4.8    Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller and in such a manner as not to give rise to any valid claim against Purchaser (by reason of Seller’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in Purchaser’s Schedule of Exceptions corresponding to the Section of this Agreement to which such disclosure applies Purchaser represents, warrants and, where specified, disclaims to Seller as follows:
5.1    Organization and Existence. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Purchaser has heretofore delivered to Seller complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect.
5.2    Execution, Delivery and Enforceability. Purchaser has full corporate power to enter into, and carry out its obligations under, this Agreement and the Ancillary Agreements which are executed by Purchaser and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements which are executed by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming Seller’s due authorization, execution and delivery of this Agreement and the Ancillary Agreements when executed by Seller, this Agreement does and the Ancillary Agreements when executed by Purchaser, will constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.
5.3    No Violation. Subject to Purchaser obtaining the Purchaser’s Required Regulatory Approvals and the Purchaser’s Required Consents, neither the execution and delivery of this Agreement or any of the Ancillary Agreements executed by Purchaser, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:
(a)    violate, or conflict with, or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Purchaser;

(b)    result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing Date will have been, obtained;
(c)    violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Purchaser or any of its assets, except where such violations, individually or in the aggregate will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or
(d)    require consent or approval of, filing with, or notice to any Person which, if not obtained would prevent Purchaser from performing its obligations hereunder.
5.4    Compliance with Laws. Purchaser has no Knowledge that it is in material violation of any applicable laws, orders, ordinances, rules, regulations or judgment of any Governmental Authority in existence as of the Effective Date with respect to the Assets.
5.5    Litigation. There is no claim, action, proceeding or investigation pending, or to Purchaser’s Knowledge, threatened against or relating to Purchaser or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Seller or its Affiliates for damages as a result of Purchaser entering into this Agreement or any of the Ancillary Agreements, or the consummation by Purchaser of the transactions contemplated hereby or thereby or (c) a material impairment of Purchaser’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements.
5.6    Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and in such a manner as not to give rise to any valid claim against Seller (by reason of Purchaser’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.
5.7     “AS IS” SALE. Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Assets as contemplated hereunder. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER UNDERSTANDS AND AGREES THAT THE ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE, AND THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE

REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO LIABILITIES, OPERATIONS OF THE ASSETS, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL, ENVIRONMENTAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER WILL CAUSE OR CREATE ANY REPRESENTATION OR WARRANTY DISCLAIMED BY THE FOREGOING EXCEPT AS DISCLOSED IN THIS AGREEMENT OR IN A SCHEDULE ATTACHED HERETO.
ARTICLE 6
COVENANTS OF EACH PARTY
6.1    Efforts to Close; Conduct Pending Closing.
(a)    Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, including the specific deadlines set forth in Section 6.2, each of the Parties hereto agrees to use its Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, without limitation, exerting their Commercially Reasonable Efforts to (i) obtain the consents, authorizations and approvals of all private parties and any Governmental Authority whose consent is reasonably necessary to effectuate the transactions contemplated hereby, (ii) effect all other necessary registrations and filings, including, without limitation, filings under applicable laws, including all other necessary filings with the NMPRC, FERC, and any other Governmental Authority. Each Party will provide the other with copies of all written communications from Governmental Authorities relating to the approval or disapproval of the transactions contemplated by the Agreement and the Ancillary Agreements.
(b)    Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing:
(i)    Costs associated with preliminary title reports and title policies, extended coverage and any endorsements shall be borne by Purchaser;
(ii)    Costs of the Decommissioning Report and the Reclamation Report will be borne by Purchaser; and

(iii)    Except as otherwise specifically set forth in Section 6.2, all fees, charges and costs of economists and other experts, if any, jointly retained by Purchaser and Seller in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the transactions will be borne one-half by Purchaser and one-half by Seller.
All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.
(c)    Environmental Investigations.
(i)    Prior to Closing, Seller and/or Purchaser may, at their own cost and expense, conduct or cause to be conducted their own Phase 1 and Phase 2 environmental site assessments, and any follow up investigation, of the Facilities and the Facilities Switchyard as Seller and/or Purchaser deem necessary. The party conducting such assessments shall provide the other party with (1) a copy of any written reports resulting from such assessments; and (2) timely notice of any Environmental Condition(s) that require (x) public disclosure or reporting to a regulatory authority or (y) Remediation. Purchaser shall cooperate with and allow Seller to conduct such assessments and investigation. The results of such assessments and investigation shall not be binding on the Parties, and shall not be deemed to constitute an agreement by the Parties as to the existence or extent of current Environmental Conditions at the Facilities.
(ii)    Following the Closing, Purchaser and Seller shall each appoint a representative to serve as an environmental liaison. Purchaser’s environmental liaison shall provide Seller’s environmental liaison with access to all information of Purchaser related to Environmental Conditions at the Facilities, consistent with Purchaser’s normal record creation and retention policies and subject to a reasonable and appropriate non-disclosure agreement. The liaisons will meet periodically to address questions of Seller and to discuss generally Environmental Conditions at the Facilities that would affect the Retroactive Liabilities, including the status of ongoing Remediation programs.
(iii)    Without limiting the generality of the foregoing, Purchaser’s environmental liaison will provide Seller’s environmental liaison with notice of and documentation relating to the initiation of any legal action and any threatened legal action of which Purchaser becomes aware, in each case that could reasonably be expected to affect Retroactive Liabilities. Purchaser also will provide Seller’s liaison with a reasonable opportunity to review and comment on any new material Remediation initiative and on environmental expenditures in the Facilities’ annual budgets that could reasonably be expected to affect Retroactive Liabilities. If requested by Seller’s liaison, Purchaser will present Seller’s views on such environmental expenditures to the Engineering and Operating Committee (as defined in the Facilities Operating Agreement), and will allow Seller to participate in such presentation.
(iv)    If Seller’s liaison has significant concerns that an environmental matter will adversely affect Retroactive Liabilities, and the liaisons cannot satisfactorily address the concerns by themselves, the liaisons shall elevate the concerns to senior officers designated by each party for further good faith discussions.
(v)    The rights granted to Seller under this Section 6.1(c) shall not in any way alter or limit any rights retained by Seller under Section 2.1(h). In the event Purchaser transfers all or substantially all of the Assets to another Person and Purchaser is no longer the Operating Agent or a Facilities Owner, Purchaser shall cause such Person to assume Purchaser’s obligations to Seller under Sections 6.1(c)(ii) through (v), or make such other arrangements as are reasonably acceptable to Seller.
(d)    Conduct Pending Closing. Prior to consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, and except to the extent approved by Purchaser, Seller shall:
(i)    Not: (A) sell, lease, transfer or dispose of, or make any contract for the sale lease, transfer or disposition of, any assets or properties which would be included in the Assets, other than sales in the ordinary course of business which would not, individually or in the aggregate, have a material adverse effect upon the operations or value of the Facilities or the Facilities Switchyard; (B) incur, assume, guaranty, or otherwise become liable in respect of any indebtedness for money borrowed, in each case which would result in Purchaser assuming such liability hereunder after the Closing; (C) other than as set forth in Section 6.12, delay the payment and discharge of any liability which, upon Closing, would be an Assumed Liability, because of the transactions contemplated hereby; or (D) encumber or voluntarily subject to any lien any Asset, except for Permitted Encumbrances;
(ii)    Not take any action which would cause any of Seller’s representations and warranties set forth in Article 4 to be materially false as of the Closing; and

(iii)     Execute and deliver, at the same time as the other Facilities Owners, Amendment No. 8 to Four Corners Project Co-Tenancy Agreement and Amendment No. 15 to Four Corners Project Operating Agreement, that each adjust the parties' ownership percentages in the Facilities effective at the time of Closing. The amendments shall be substantially in the form of the draft versions thereof dated February 12, 2015 which were reviewed and approved by Seller.
6.2    Consents and Approvals.
(a)    Subject to Section 6.1(a), Purchaser shall be responsible for obtaining FERC approval under Section 203 of the Federal Power Act (i) for Purchaser to purchase Seller’s interest in the Facilities and the Facilities Switchyard, and (ii) in the alternative at Purchaser’s option, for PNW to purchase Seller’s interest in the Facilities and the Facilities Switchyard and subsequently sell that interest to NTEC or its designee under the NTEC Option.  Any application(s) necessary for obtaining any required FERC approval under Section 203 of the Federal Power Act for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements may be made individually by Purchaser or jointly with Seller, as reasonably determined by the Parties, and Purchaser shall permit a representative of Seller to attend any pre-filing conferences with FERC.  Purchaser shall file with FERC any such applications no later than June 30, 2015 and shall diligently prosecute all resulting proceedings.  Purchaser shall also be responsible for filing with FERC any other applications that may be required under the Federal Power Act for the transactions contemplated by this Agreement and the Ancillary Agreements, with the timing of such filings to be at Purchaser’s sole discretion.
(b)    Subject to Section 6.1(a), Seller shall be responsible for obtaining NMPRC approval of the transactions contemplated by this Agreement and the Ancillary Agreements. As promptly as practicable after the date of this Agreement, Seller shall file all necessary applications for NMPRC approval of the transactions contemplated by this Agreement and the Ancillary Agreements and shall diligently prosecute all resulting proceedings. Seller shall afford Purchaser the opportunity to review such filings. Unless requested by Seller, Purchaser agrees not to intervene any proceedings before bodies with jurisdiction over the Seller’s operations with respect to the setting of rates or sale of the Facilities.
(c)    Subject to Section 6.1(a), Purchaser shall have the primary responsibility for securing the transfer, reissuance or procurement of the Facilities Permits, effective as of the Closing Date. Seller shall use Commercially Reasonable Efforts to cooperate with Purchaser’s efforts in this regard and assist in any transfer or reissuance of Facilities Permits held by Seller or the procurement of any other Facilities Permits when so requested by Purchaser.
6.3    Tax Matters.
(a)    All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Purchaser. Purchaser will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Seller, if required by applicable law, will join in the execution of any such Tax Returns or other documentation; provided that Seller will be entitled to review in advance any Tax Returns the execution of which it joins pursuant to this Section 6.3(a). Prior to the Closing Date, Purchaser will provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, with respect to each applicable taxing authority.
(b)    With respect to Taxes to be prorated in accordance with Section 3.6 of this Agreement, Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Purchaser’s preparation of those Tax Returns that are for a taxable period that begins before the Closing Date shall be subject to Seller’s approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall make such Tax Returns available for Seller’s review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns, it being understood that Seller’s failure to approve any such Tax Returns shall not limit Purchaser’s obligation to timely file such Tax Returns and duly and timely pay all Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Tax Return, Seller shall, to the extent that such Tax has not been prepaid and has not been reflected in an adjustment to the Initial Purchase Price, pay to Purchaser Seller’s prorated portion of the amount shown as due on such Tax Returns as determined in accordance with Section 3.6 of this Agreement and shall, to the extent required by law, join in the execution of any such Tax Returns. Purchaser and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.
(c)    Purchaser and Seller shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Purchaser and Seller shall retain all books and records with respect to Taxes assessed on the Assets for the full period of any applicable statute of limitations. Any information obtained pursuant to this Section 6.3 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto.
(d)    In the event that a dispute arises between Seller and Purchaser as to the amount of Taxes, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Purchaser. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.
(e)    If Purchaser receives or becomes entitled to any Tax refund or any amount credited against Tax that is attributable to the ownership, operation or use of the Assets prior to the Closing Date, Purchaser shall (i) in the case of a refund, pay Seller the amount of any such refund, reduced by any net Tax required under applicable Law to be paid by Purchaser with respect thereto, and (ii) in the case of a credit, pay to Seller at such time or times as such credit is actually utilized, the excess of (A) the amount of Taxes that would have been payable (or the amount of the Tax refund, offset or other reduction in Tax liability actually receivable) by Purchaser in the absence of such credit over (B) the amount of Taxes actually payable (or the amount of the Tax refund, offset or other reduction in Tax liability that would have been receivable) by Purchaser.
(f)    Nothing in this Section 6.3 or elsewhere in this Agreement shall make either Party liable for the Income Taxes of the other or for any Taxes (other than Transfer Taxes) imposed on the other as a result of the transactions contemplated by this Agreement.
6.4    Risk of Loss.
(a)    If, before the Closing Date, all or any portion of the Facilities or the Facilities Switchyard becomes subject to or is threatened with any condemnation or eminent domain proceeding, Seller shall notify Purchaser promptly in writing of such fact. In the event of such taking, Seller, upon the Closing, shall assign to Purchaser any claim, settlement or proceeds thereof.
(b)    If, before the Closing Date all or any portion of the Facilities or the Facilities Switchyard are damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part, Seller shall, upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance to Purchaser.
6.5    Cooperation Relating to Insurance. Until the Closing, Seller will not take any action that will decrease the level of insurance coverage for the Facilities and the Facilities Switchyard as in effect on the date hereof, including, without limitation, property damage and liability insurance, unless agreed by the other Facilities Owners. In addition, Seller agrees to use Commercially Reasonable Efforts to assist Purchaser in making any claims against pre-Closing insurance policies of Seller that may provide coverage related to Assumed Liabilities. Purchaser agrees that it will indemnify Seller for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation. On and after the Closing, Seller shall authorize the Operating Agent to take any actions necessary to remove Seller from any Facilities Insurance Policies and, except with respect to insurance rights retained by Seller pursuant to Section 2.2(h), Seller agrees to waive its rights with respect to such insurance coverage from and after the Closing. If requested by Seller, Purchaser agrees to exercise Commercially Reasonable Efforts to assist Seller, at Seller’s cost, in obtaining so-called “tail” coverage in respect of claims brought after the Closing for events occurring prior to the Closing, including, if appropriate, listing Seller as an additional insured or named insured in policies of Purchaser and/or the Facilities Owners. Seller agrees that it will reimburse Purchaser for its reasonable out-of-pocket expenses incurred in providing such assistance to Seller in obtaining tail coverage.
6.6    Reasonable Cooperation. Each Party agrees to use Commercially Reasonable Efforts to cooperate with the other Party to effect the consummation of the transactions contemplated by this Agreement, and to provide the other Party with such access or information related to the Facilities as may reasonably be requested in connection with such transactions. Without limiting the generality of the forgoing, the Parties shall work with each other prior to the Closing Date to determine if any Facilities Contract which is not currently listed on Schedule 1.1.54 or Schedule 1.1.65, or approval of any Governmental Authority which is not currently listed on Schedule 1.1.55 or Schedule 1.1.66, should be listed on such Schedules.
6.7    Cooperation Relating to NTEC Option. Each Party agrees to use Commercially Reasonable Efforts to cooperate with the other Party to effect the consummation of the transactions contemplated by the NTEC Option, and to provide the other Party with such access or information related to the Facilities as may reasonably be requested in connection with such transactions; provided that Seller’s obligation under this Section 6.7 shall be limited to the assignment/assumption described in Section 11.7 and shall not require Seller to assign this Agreement or enter into any contractual arrangement with any holder or assignee of the NTEC Option. The Parties agree that except as expressly provided in Section 11.7, which contemplates the assumption of Purchaser’s obligations by an Affiliate in certain circumstances, the consummation of the transactions contemplated by the NTEC Option shall not relieve or excuse Purchaser from any of its obligations under this Agreement, including pursuant to Article 7.

6.8    Exclusivity.     During the term of this Agreement, and except as necessary to fulfill its obligations under the Facilities Co-Tenancy Agreement, or an order of the NMPRC, or pursuant to the NTEC Option, Seller will (a) deal exclusively with Purchaser and will not offer to sell, solicit offers to sell or negotiate with any third party for the sale of the Assets; and (b) promptly notify Purchaser of any unsolicited offer, interest or inquiry by a third party concerning a possible purchase of the Assets and will not provide any information with respect to a possible sale of the Assets to any third party.
6.9    Post Closing – Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other, at the requesting Party’s expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing non-privileged records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving either of the Parties hereto (other than in connection with disputes between the Parties hereto) and based upon contracts, arrangements or acts of Seller, Purchaser, the other Facilities Owners or the Operating Agent on behalf of one or more of the Facilities Owners which were in effect or occurred on, prior to, or after Closing and which relate to the Assets, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents, and representatives of Purchaser or Seller. Without limiting the generality of the foregoing, Purchaser shall use Commercially Reasonable Efforts to (i) assist Seller, at Seller’s expense, by making available Purchaser’s representatives, as well as representatives of the companies providing the Decommissioning Report and the Reclamation Report, to provide testimony in rate cases and other proceedings on behalf of Seller and (ii) permit Seller to participate consistent with current practice in the financial audits for the Facilities with respect to pre-Closing periods.
6.10    Post Closing – Information and Records.
(a)    Following the Closing, Purchaser will not dispose of any books, records, documents or information reasonably relating to any Excluded Assets or Excluded Liabilities except in accordance with Purchaser’s existing record retention policies. During such period, Purchaser will permit Seller to examine and make copies, at Seller’s expense, of such books, records, documents and information for any reasonable purpose, including any litigation now pending or hereafter commenced by or against Seller, or the preparation of income or other Tax Returns. Seller will provide reasonable notice to Purchaser of its need to access such books, records, documents or other information.
(b)    Seller shall not be entitled to examine or copy privileged and/or attorney work product documents or information pursuant to Section (a)6.10(a). If privileged and/or attorney work product documents or information, including communications between Purchaser and its counsel, are disclosed to Seller in the books, records, documents or other information made available by Purchaser, Seller agrees (1) such disclosure is inadvertent, (2) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (3) such information will be kept confidential, and (4) Seller will promptly return to Purchaser (or will destroy or make inaccessible such information to the extent reasonably possible and certify as such to Purchaser) all copies of such books, records, documents or other information in the possession of Seller.
6.11    Post Closing – Landfill and Remediation Costs.
(a)    Purchaser covenants that: (i) it shall not cause the Landfill to be used or operated at any time on or after the Closing; and (ii) in the event that Purchaser, without Seller’s prior written approval, which Seller agrees will not be unreasonably withheld, conditioned or delayed, enters into any agreement of any kind with any Person altering or purporting to alter in any material respect any obligations of Seller with respect to Remediation of any Environmental Conditions or Hazardous Substances or the removal or Remediation of the Landfill, Purchaser shall hold Seller harmless from any incremental Remediation or removal costs, resulting from such agreement.
(b)    The parties agree and understand that after Closing, the Facility Owners may continue to use the Operating Ash Disposal Areas that are being used immediately prior to the Closing Date. Within ten (10) days following the Closing, Purchaser shall, based on the Ash Data, provide Seller with the amount of Ash deposited in the Operating Ash Disposal Areas since the date each began operating until July 6, 2016. Purchaser and Seller agree that whenever it shall be necessary to calculate the volume of Ash contained in any Operating Ash Disposal Area, such calculation shall be based on the Ash Data, unless otherwise agreed in writing by the parties. As used in this Section 6.11(b), (i) “Ash” means fly ash, bottom ash and/or scrubber sludge, (ii) “Operating Ash Disposal Areas” means the Navajo Mine, where ash was historically disposed of, and the various ash surface impoundments, ponds and other ash disposal areas where ash is currently disposed of (each as noted on the map contained in Schedule 6.11(b)(i), and (iii) “Ash Data” means (A) the section of the Four Corners Monthly Operating Letter entitled “Fuel and Heat Report”, an illustration of which is attached to this Agreement as Schedule 6.11(b)(ii), (B) any previously issued or future report that provides the same data regarding fuel burned, the percentage of Ash received and the percentage of sulfur received; and (C) each of Salt River Materials Group’s monthly and yearly reports issued to the Operating Agent since the Operating Agent began selling fly ash to Salt River Materials Group in August 1997, which reports identify the amount of fly ash that has been so sold since the inception of such sales, an illustration of which is included in Schedule 6.11(b)(iii).
6.12    Capital Expenditures.
(a)    Attached to this Agreement as Schedule 6.12 is a list of all Capital Expenditures currently anticipated in connection with the Facilities through July 6, 2016, which have been divided into two categories by Seller and Purchaser as follows: (i) those Capital Expenditures that will be reimbursed to Seller at the Closing consisting of those that will be fully operational and included in “electric plant in service” prior to July 6, 2016, and (ii) all other Capital Expenditures (which are predominately related to selective catalytic reduction facilities). The Capital Expenditures described in clause (i) of the preceding sentence, together with capital break-in work (including work required prior to July 6, 2016 on account of equipment failures)

and spares necessary or desirable in connection with prudent utility practice, whether or not fully operational prior to July 6, 2016, are collectively referred to herein as the “Reimbursable Capital Expenditures”, and the Capital Expenditures referred to in clause (ii) of the preceding are referred to herein as the “Other Capital Expenditures”. Seller hereby approves all such Capital Expenditures under the Facilities Agreements.
(b)    Seller agrees to fully and timely fund all Reimbursable Capital Expenditures, and Purchaser agrees to reimburse Seller for the net book value thereof as of the Closing Date as part of the Purchase Price as provided in Section 3.2(b). Purchaser agrees to fund Seller’s portion of all Other Capital Expenditures.
(c)    If after the Effective Date additional Capital Expenditures are identified, Seller and Purchaser will work in good faith to designate them as Reimbursable Capital Expenditures or Other Capital Expenditures in accordance with the standards described above in this Section and shall update Schedule 6.12 accordingly.
(d)    If after the Effective Date, the in-service date of expenditures that were classified as Reimbursable Capital Expenditures is delayed until after July 6, 2016, Seller’s obligation to fund the same shall cease and the balance owed with respect to such expenditures shall be re-classified as Other Capital Expenditures, Schedule 6.12 shall be updated accordingly and the net book value of the previously funded amount will be reimbursed to Seller on the Closing Date.
(e)    If after the Effective Date, the in-service date of expenditures that were not initially classified as Reimbursable Capital Expenditures (because such date was after July 6, 2016) is accelerated and becomes prior to July 6, 2016, Seller shall be obligated to fund the same as provided in this Section 6.12, such expenditures shall be classified as Reimbursable Capital Expenditures, Schedule 6.12 shall be updated accordingly and the net book value of the funded amount will be reimbursed to Seller on the Closing Date.
(f)    In no event shall Seller be required to fund any Capital Expenditure after July 6, 2016. In no event shall Purchaser be required to reimburse any amounts of Capital Expenditures to Seller if there is no Closing. Except as explicitly set forth herein, this Section 6.12 is not intended to modify the parties’ rights and obligations under the Facilities Contracts.
6.13    Purchaser as Operating Agent. Notwithstanding the sale of the Assets and the assignment of the Facilities Contracts by Seller to Purchaser, Seller agrees that the actions or inactions of Purchaser, in its capacity as Operating Agent, insofar as they may affect Excluded Liabilities, shall continue to be subject to the standard of conduct and the limitations on liability set forth in Section 22 of the Facilities Operating Agreement in effect at the time of Closing and the retention by Seller of Retroactive Liabilities and of rights under the Facilities Contracts with respect to Excluded Liabilities shall not impose a different standard of conduct on Purchaser, in its capacity as Operating Agent, or change in any manner the limitations of liability of Purchaser, in its capacity as Operating Agent, to Seller under the Facilities Contracts with respect to any actions or inactions of the Operating Agent that may affect Excluded Liabilities. Nothing contained in this Section 6.13 shall excuse or limit Purchaser’s performance of the specific covenants set forth in this Agreement in accordance with their terms.

6.14    Right of First Refusal. Prior to the execution of this Agreement, Seller obtained from each of the Facilities Owners other than Public Service Company of New Mexico (“PNM”) a waiver in writing its right of first refusal under Section 13 of the Facilities Co‑Tenancy Agreement (“First Refusal Right”). Seller shall remain solely responsible for all further actions that may be required pursuant to the waivers of the First Refusal Right it has received. PNM may exercise its First Refusal Right to acquire its proportionate share of the Assets, and to assume its proportionate share of the Assumed Liabilities and indemnification and other payment obligations on a several, and not joint and several, basis with Purchaser, through the execution of a Joinder Agreement in substantially the form attached hereto as Exhibit B (the “Joinder Agreement”) or in such other form as agreed to by Purchaser, Seller and PNM or through a separate purchase agreement containing the same terms and conditions as set forth in this Agreement or otherwise consistent with the First Refusal Right (the “PNM Agreement”).
ARTICLE 7
INDEMNIFICATION
7.1    Indemnification by Seller.
(a)    Purchaser Claims. From and after the Closing, Seller will indemnify, defend and hold harmless Purchaser and its parents and Affiliates, and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Purchaser Group”), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (including reasonable legal, accounting and other expenses in connection therewith) (collectively, “Damages”), and including costs and expenses incurred in connection with investigations, and settlement proceedings arising out of, with respect to or by reason of, the following (collectively, “Purchaser Claims”):
(i)    any breach or violation of any covenant or agreement of Seller set forth in this Agreement;
(ii)    any breach or inaccuracy of the representations or warranties made by Seller contained in this Agreement in Article 4;
(iii)    the Excluded Liabilities; and
(iv)    any loss or damages resulting from or arising out of Seller’s ownership of the Assets prior to Closing, except for any loss or damage resulting from or arising out of (x) Assumed Liabilities or (y) any Taxes.
(b)    SELLER LIMITATIONS. IF THE CLOSING OCCURS, THE PURCHASER GROUP WILL NOT BE ENTITLED TO ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF ANY PURCHASER CLAIMS, INCLUDING DAMAGES FOR LOST REVENUES, INCOME, PROFITS OR TAX BENEFITS, DIMINUTION IN VALUE OF THE FACILITIES, OR ANY OTHER DAMAGE OR LOSS RESULTING FROM THE DISRUPTION TO OR LOSS OF OPERATION OF THE ASSETS, EXCEPT TO THE EXTENT DUE ON ANY THIRD PARTY CLAIM.

7.2    Indemnification by Purchaser.
(a)    Seller Claims. From and after the Closing, Purchaser will indemnify, defend and hold harmless Seller and its parents and Affiliates and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Seller Group”), from and against any and all Damages, and including costs and expenses incurred in connection with, investigations and settlement proceedings arising out of, with respect to or by reason of the following (collectively, “Seller Claims”):
(i)    any breach or violation of any covenant or agreement of Purchaser set forth in this Agreement;
(ii)    any breach or inaccuracy of any of the representations or warranties made by Purchaser contained in this Agreement in Article 5;
(iii)    the Assumed Liabilities; and
(iv)    any loss or damages resulting from or arising out of Purchaser’s ownership or operation of the Assets from and after the Closing, except for any loss or damage resulting from or arising out of (x) Excluded Liabilities or (y) any Taxes.
(b)    PURCHASER LIMITATIONS. IF THE CLOSING OCCURS, THE SELLER GROUP WILL NOT BE ENTITLED TO ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF ANY SELLER CLAIM, INCLUDING DAMAGES FOR LOST REVENUES, INCOME, PROFITS OR TAX BENEFITS, DIMINUTION IN THE VALUE OF THE FACILITIES OR ANY OTHER DAMAGE OR LOSS RESULTING FROM THE DISRUPTION TO OR LOSS OF OPERATION OF THE ASSETS, EXCEPT TO THE EXTENT DUE ON ANY THIRD PARTY CLAIM.
7.3    Notice of Claim. Subject to the terms of this Agreement and upon a Party’s receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate, the Party seeking indemnification hereunder (the “Indemnitee”) will promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 7.1 or Section 7.2. (The written notice is referred to as a “Notice of Claim.”) A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification except to the extent such failure shall have materially and adversely prejudiced Indemnitor.
7.4    Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense and employ, at its expense, separate counsel of its choice for such purpose. The Indemnitee cannot settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith. If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may undertake its defense, and the

Indemnitor will be bound by the result obtained by the Indemnitee. The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor’s request, the Indemnitor may proceed with the action stated in the request. If within that fifteen (15) day period the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor will be liable under this Article 7 only for an amount up to the amount which the third party to the contested Third Party Claim had agreed to accept in payment or compromise as of the time the Indemnitor made its request. This Section 7.4 is subject to the rights of any Indemnitee’s insurance carrier that is defending the Third Party Claim.
7.5    Control of Litigation.
(a)    The Parties acknowledge and agree that, from and after the Closing Date, as between Seller and Purchaser, Seller shall be entitled exclusively to control, defend and settle any suit, action, proceeding or investigation arising out of or related to any Excluded Assets, Excluded Liabilities or Taxes for Pre-Closing Tax Periods, in each case, not involving claims against the Operating Agent or the other Facilities Owners, and Purchaser agrees to cooperate reasonably in connection therewith, it being understood that Purchaser shall not be required to incur any cost in connection with any such settlement but may be required to provide a release to a third party claimant in respect of the specific matters involved in such suit, action, proceeding or investigation; provided, however, that Seller shall reimburse Purchaser for all reasonable costs and expenses incurred in providing such cooperation to Seller and shall not unreasonably interfere with operations at the Facilities or the Facilities Switchyard.
(b)    The Parties acknowledge and agree that, from and after the Closing Date, as between Seller and Purchaser, Purchaser shall be entitled exclusively to control, defend and settle any suit, action, proceeding or investigation arising out of or related to any Assets or Assumed Liabilities, in each case, not involving Excluded Assets, Excluded Liabilities or Taxes for Pre-Closing Tax Periods, and Seller agrees to cooperate reasonably in connection therewith, it being understood that Seller shall not be required to incur any cost in connection with any such settlement but may be required to provide a release to a third party claimant in respect of the specific matters involved in such suit, action, proceeding, or investigation; provided, however, that Purchaser shall reimburse Seller for all reasonable costs and expenses incurred in providing such cooperation to Purchaser and shall not unreasonably interfere with Seller’s operations.
(c)    For suits, actions, proceedings, or investigations arising out of or related to both Excluded Assets and/or Excluded Liabilities (other than Taxes), and Assets and/or Assumed Liabilities:
(i)    For suits, actions, proceedings or investigations which are reasonably expected to result in costs and liabilities to Seller of less than Two Hundred Fifty Thousand Dollars ($250,000) and in which Seller is not a named party, such matters shall be controlled and defended by the Operating Agent under the Facilities Operating Agreement, with Seller exercising the rights it retains under Section 2.1(h) through Purchaser and the costs thereof allocated between Seller and Purchaser in accordance with the allocation of Assumed Liabilities and Excluded Liabilities under this Agreement, provided that to the extent not already required by Seller’s retention of rights it retains under Section 2.1(h):
(1)    Purchaser shall keep Seller informed of material developments related to such suits, actions, proceedings or investigations in a timely manner;
(2)    Seller’s approval shall be required for any compromise or settlement of any liability or obligation of Seller, such approval not to be unreasonably withheld; and
(3)    Seller’s approval shall be required for any admission of liability or guilt in any civil or criminal matter, with such approval at Seller’s sole discretion.
(ii)    For all other suits, actions, proceedings or investigations, the Parties agree to coordinate with each other with respect to the defense thereof. Without limiting the foregoing, for suits, actions, proceedings or investigations in which Seller and Purchaser are named parties, Seller and Purchaser shall discuss the feasibility of having one counsel represent Seller and Purchaser.
7.6    Direct Claim Procedures. In the event Indemnitee has a claim for indemnity under Section 7.1 or 7.2 against Indemnitor that does not involve a Third Party Claim, Indemnitee agrees to promptly deliver a Notice of Claim to Indemnitor. The Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification except to the extent such failure shall have materially and adversely prejudiced Indemnitor. If the Indemnitor does not notify the Indemnitee within thirty (30) days following the receipt of a Notice of Claim that the Indemnitor disputes its indemnity obligation to the Indemnitee with respect to such claim, such claim shall be conclusively deemed a liability of the Indemnitor and the Indemnitor shall promptly pay to the Indemnitee any and all damages arising out of such claim. If the Indemnitor has timely disputed its indemnity obligation with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 11.10.
7.7    Cooperation. The Party defending the Third Party Claim will (a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim; and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The Parties will cooperate in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the

Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.
7.8    Mitigation and Limitation on Claims. As used in this Agreement, the term “Indemnifiable Claim” means any Purchaser Claims or Seller Claims. Notwithstanding anything to the contrary contained herein:
(a)    Reasonable Steps to Mitigate. The Indemnitee will take all reasonable steps to mitigate all losses, damages and the like relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this Article 7, and the Indemnitor will reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation, together with, interest thereon from the date of payment to the date of repayment at the “prime rate” as published in The Wall Street Journal, Eastern Edition.
(b)    Actual Damages. Any Indemnifiable Claim is limited to the amount of actual damages sustained by the Indemnitee by reason of such breach or nonperformance.
(c)    Minimum Claim. No Party shall have any liability or obligation to indemnify under Section 7.1(a)(ii) or Section 7.2(a)(ii), as the case may be, unless the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds One-hundred-and-Fifty Thousand Dollars ($150,000), and recovery shall be limited only to such amounts as exceed One-hundred-and-Fifty Thousand Dollars ($150,000). For purposes of the foregoing, individual claims of Fifteen Thousand Dollars ($15,000) or less shall not be aggregated for purposes of calculating such deductible threshold amount or for calculating damages in excess of such amount. Nothing in this Section 7.8 is intended to modify or limit a Party’s liability or obligation hereunder for other Indemnifiable Claims or to constitute an assumption by Purchaser of any Excluded Liability or an assumption by Seller of any Assumed Liability.
7.9    Exclusivity. Except as specifically set forth in this Agreement, and except for intentional fraud, following the Closing, the rights and remedies of Seller Group, on the one hand, and Purchaser Group, on the other hand, for money damages under this Article 7 are, solely as between Seller Group on the one hand and Purchaser Group on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller on the one hand, and Purchaser on the other hand, may have under this Agreement under applicable Law with respect to any Indemnifiable Claim, whether at common law or in equity.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS
OF PURCHASER AT THE CLOSING
The obligations of Purchaser under this Agreement to complete the purchase of the Assets and assume the Assumed Liabilities are subject to the satisfaction or waiver, or deemed satisfaction or waiver, on or prior to the Closing, of each of the following conditions precedent:
8.1    Compliance with Provisions. Seller has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.
8.2    Injunction. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority, which prohibits the consummation of the sale of the Assets.
8.3    Required Regulatory Approvals. Without limiting the generality of Sections 6.1(a) and 6.2, Purchaser shall have received all of Purchaser’s Required Regulatory Approvals and Seller shall have received all of Seller’s Required Regulatory Approvals.
8.4    Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date, in each case as though made at and as of the Closing Date.
8.5    Officer’s Certificate. Purchaser shall have received a certificate from Seller, executed by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections 8.1, 8.3 (insofar as such relate to Seller’s Required Regulatory Approvals), 8.4 and 8.7 have been satisfied by Seller.
8.6    Liens. Any and all liens and encumbrances (other than Permitted Encumbrances) on the Assets shall have been released and any documents necessary to evidence such release shall have been delivered to Purchaser.
8.7    Seller’s Required Consents. Without limiting the generality of Sections 6.1(a) and 6.2, all of Seller’s Required Consents shall have been obtained.
8.8    No Termination. Neither Party has exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.
8.9    Right of First Refusal. PNM’s First Refusal Right shall have expired or been waived, or PNM shall have exercised its First Refusal Right and become a party to this Agreement or executed the PNM Agreement.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AT THE CLOSING
The obligations of Seller under this Agreement to complete the sale of the Assets and transfer the Assets and Assumed Liabilities to Purchaser are subject to the satisfaction or waiver, or deemed satisfaction or waiver, on or prior to the Closing, of each of the following conditions precedent:
9.1    Compliance with Provisions. Purchaser has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.
9.2    Injunction. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale of the Assets.
9.3    Approvals. Without limiting the generality of Sections 6.1(a) and 6.2, Purchaser shall have received all of Purchaser’s Required Regulatory Approvals, and Seller shall have received all of Seller’s Required Regulatory Approvals.
9.4    Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date, in each case as though made at and as of the Closing Date, it being understood and agreed to by the Parties that, with respect to Purchaser’s representation in Section 5.4 hereof, Purchaser’s Knowledge, for purposes of this Section 9.4, will mean Purchaser’s Knowledge as of the Closing Date, and Purchaser will be entitled to supplement its written disclosure to Seller through the Closing Date.
9.5    Officer’s Certificate. Seller shall have received a certificate from Purchaser, executed by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections 9.1, 9.3 (insofar as it relates to Purchaser’s Required Regulatory Approvals), 9.4 and 9.7 (insofar as it related to Purchaser’s Required Consents) have been satisfied by Purchaser.
9.6    No Termination. Neither Party has exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.
9.7    Purchaser’s Required Consents. Without limiting the generality of Sections 6.1(a) and 6.2, all of Purchaser’s Required Consents shall have been obtained and the Closing shall not result in a material breach by Seller of a material Facilities Contract.
9.8    Right of First Refusal. PNM’s First Refusal Right shall have expired or been waived, or PNM shall have exercised its First Refusal Right and become a party to this Agreement or executed the PNM Agreement.

ARTICLE 10
TERMINATION
10.1    Rights To Terminate. This Agreement, or to the extent specifically permitted herein a portion thereof, may, by written notice given on or prior to the Closing Date, in the manner provided in Section 11.11, be terminated at any time prior to the Closing Date (or such other date as may be set forth below):
(a)    by Seller if there has been a material misrepresentation by Purchaser or a material default or breach by Purchaser with respect to the due and timely performance of any of Purchaser’s covenants and agreements contained in this Agreement, and such misrepresentation; default or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Purchaser, of written notice specifying particularly such misrepresentation, default or breach;
(b)    by Purchaser if there has been a material misrepresentation by Seller or a material default or breach by Seller with respect to the due and timely performance of any of Seller’s covenants and agreements contained in this Agreement, and such misrepresentation, default or breach is not cured by the earlier of the Closing Date, or the date thirty (30) days after receipt by Seller of written notice specifying particularly such misrepresentation, default or breach;
(c)    by Purchaser or Seller if (i) the Coordinating Committee of Facilities Owners (other than Seller) shall have voted irrevocably on or prior to July 6, 2016 to permanently cease operation of the Facilities, and (ii) the operation of the Facilities shall have permanently ceased on or prior to July 6, 2016;
(d)    by Purchaser or Seller, if a permanent injunction or other order or decree by any federal or state court or Governmental Authority is issued which prevents the consummation of the transactions or if a Law shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the transactions; or
(e)    by mutual agreement of Seller and Purchaser.
10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 or Section 11.6, all further obligations and liabilities of the Parties hereunder (or any stockholder, director, officer, employee, agent, consultant or representative of such Parties) will terminate, except (i) as set forth in Article 7 or as otherwise contemplated by this Agreement and (ii) for the obligations set forth in Sections 2.5, 4.8, 5.6, 6.12 and Article 11. Upon termination, the originals of any items, documents or written materials provided by one Party to the other Party will be returned by the receiving Party to the providing Party.
10.3    Specific Performance; Limitation of Damages. Seller acknowledges that the transactions contemplated by this Agreement are unique and that Purchaser will be irreparably injured should such transactions not be consummated in a timely fashion. Consequently, Purchaser will not have an adequate remedy at law if Seller shall fail to transfer, assign and convey the Assets when required to do so hereunder. In such event, prior to any termination of this Agreement pursuant to Section 10.1, Purchaser shall have the right, in addition to any other remedy available in equity or law, to seek specific performance of such obligation by Seller and to seek an injunction or injunctions to prevent breaches by Seller hereunder, subject to Purchaser’s performance of its obligations hereunder. Purchaser acknowledges that the transactions contemplated by this Agreement are unique and that Seller will be irreparably injured should such transactions not be consummated in a timely fashion. Consequently, Seller will not have an adequate remedy at law if Purchaser shall fail to purchase the Assets when required to do so hereunder. In such event, prior to any termination of this Agreement pursuant to Section 10.1, Seller shall have the right, in addition to any other remedy available in equity or law, to seek specific performance of such obligation by Purchaser and to seek an injunction or injunctions to prevent breaches by Purchaser hereunder, subject to Seller’s performance of its obligations hereunder. Except as otherwise provided in Article 7, neither Party will be entitled to any punitive, incidental, indirect, special or consequential damages, including damages for lost revenues, income or profits, resulting from or arising out of a breach of this Agreement, whether or not the Closing occurs.
ARTICLE 11
MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS
11.1    Expenses. Except as otherwise provided herein, each Party is responsible for its own costs and expenses (including attorneys’ and consultants’ fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.
11.2    Entire Document. This Agreement (including the Exhibits and Schedules to this Agreement) and the Ancillary Agreements contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings between the parties with respect to the subject matter of this Agreement prior to the execution date of this Agreement, written or oral.
11.3    Amendment and Waiver. No waiver and no modification or amendment of any provision of this Agreement is effective unless made in writing and duly signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective, referring specifically to this Agreement, and then only to the specific purpose, extent and interest so provided. Except as otherwise provided in this Agreement, no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude or estop any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 7.9, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
11.4    Schedules. The Parties agree and acknowledge that the Schedules in this Agreement may be incomplete or subject to revision prior to the Closing. The Parties will cooperate and work in good faith to complete and update such Schedules in a manner consistent with the requirements of this Agreement. The Schedules delivered pursuant to the terms of this Agreement are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

11.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.
11.6    Severability. If any provision hereof is held invalid or unenforceable by any arbitrator or as a result of future legislative action, this holding or action will be strictly construed and will not affect the validity or effect of any other provision hereof, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. To the extent permitted by law, the Parties waive, to the maximum extent permissible, any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
11.7    Assignability. This Agreement is not assignable by either  Party without the prior written consent of the other Party, which may be provided or denied in the sole discretion of the non-assigning party, and no assignment shall relieve the assigning Party of any of its obligations hereunder.  Notwithstanding the foregoing, Purchaser may assign this Agreement to an Affiliate of Purchaser and, in such event, the transfer of the Assets contemplated hereunder will occur directly to such Affiliate. If there is an assignment of this Agreement by Purchaser to an Affiliate, then no such assignment shall relieve or excuse Purchaser from any of its obligations under this Agreement, including pursuant to Section 2.3, Article 3 and Article 7, unless (i) the assignee is Pinnacle West Capital Corporation, in which case Purchaser will be novated from its obligations hereunder and Pinnacle West Capital Corporation shall assume all of such obligations, or (ii) the assignee is an Affiliate of Pinnacle West Capital Corporation, in which case Purchaser will be novated from its obligations hereunder, and the Affiliate assignee shall assume all of such obligations, provided that Pinnacle West Capital Corporation unconditionally guarantees the obligations of the Affiliate assignee.  This Agreement is  binding upon and inures to the benefit of the successors and permitted assigns of the Parties.

11.8    Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.
11.9    Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the state in which the Facilities are located applicable to contracts made and performed in such state and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of organization of the respective Parties.
11.10    Dispute Resolution.
(a)    Intent of the Parties. Subject to Article 7 with respect to an Indemnifiable Claim, Section 3.2 with respect to Purchase Price Adjustments, Section 3.3 with respect to Post-Closing Adjustments, Section 3.5 with respect to the Purchase Price allocation, and Section 6.3(d) with respect to disputes regarding Taxes, and except as provided in Section 11.10(b), the sole process available to either Party for resolution of any dispute or claim arising out of or relating to this Agreement or any Ancillary Agreement shall be the dispute resolution procedure set forth in this Section 11.10. If the Parties cannot resolve a dispute under Sections 11.10(c) or (d), then the dispute shall be settled through final and binding arbitration under Section 11.10(e).
(b)    Provisional Relief. The Parties acknowledge and agree that irreparable damage would occur if certain provisions of this Agreement are not performed in accordance with the terms of this Agreement, that money damages would not be a sufficient remedy for any breach of these provisions of this Agreement, and that the Parties shall be entitled, without the requirement of posting a bond or other security, to seek a preliminary injunction, temporary restraining order, or other provisional relief as a remedy for a breach of this Agreement in any court of competent jurisdiction, notwithstanding the obligation to submit all other disputes (including all claims for monetary damages under this Agreement) to mediation and arbitration pursuant to Sections 11.10(d) or (e). The Parties further acknowledge and agree that the results of the arbitration may be rendered ineffectual without the provisional relief. Such a request for provisional relief does not waive a Party’s right to seek other remedies for the breach of the Agreement, notwithstanding any prohibition against claim-splitting or other similar doctrine. The other remedies that may be sought include specific performance and injunctive or other equitable relief, plus any other remedy specified in this Agreement for the breach of the provision, or if the Agreement does not specify a remedy for the breach, all other remedies available at law or equity to the Parties for the breach.
(c)    Management Negotiations. The Parties will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement or an Ancillary Agreement promptly by negotiations between a vice president (or more senior officer) of Seller or his or her designated representative and an executive of similar authority of Purchaser. Either Party may give the other Party written notice of any dispute or claim. Within twenty (20) days after delivery of said notice, the executives will confer by telephone or meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute or claim. If the matter has not been resolved within sixty (60) days of the first meeting, either Party (by notice to the other Party) may submit the controversy for non-binding mediation pursuant to Section 11.10(d).
(d)    Mediation. Either Party may initiate mediation by providing notice to the other Party in accordance with Section 11.11 of a written request for mediation, setting forth a description of the dispute and the relief requested. The Parties will cooperate with one another in selecting the mediator (“Mediator”) from the panel of neutrals from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), its successor, or any other mutually acceptable non-JAMS Mediator, and in scheduling the time and place of the mediation. Such selection and scheduling will be completed within forty-five (45) days after Notice of the request for mediation. In the event the Parties cannot agree on the selection of a neutral as Mediator, the Parties agree to request that JAMS assign a Mediator from among its panel of neutrals. Unless otherwise agreed to by the Parties, the mediation will not be scheduled for a date that is greater than one hundred twenty (120) days from the date of Notice of the request for mediation. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs (other than each Party’s individual attorneys’ fees and costs related to the Party’s participation in the mediation, which fees and costs will be borne by such Party). All offers, promises, conduct and statements, whether oral or written, made in connection with or during the mediation by either of the Parties, their agents, representatives, employees, experts and attorneys, and by the Mediator or any of the Mediator’s agents, representatives and employees, will not be subject to discovery and will be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding between or involving the Parties, or either of them, provided, evidence that is otherwise admissible or discoverable will not be rendered inadmissible or non-discoverable as a result of its use in the mediation.
(e)    Arbitration. Either Party may initiate final and binding arbitration with respect to the matters first submitted to mediation by providing Notice of a demand for binding arbitration before a single, neutral arbitrator (the “Arbitrator”) at any time following the unsuccessful conclusion of the mediation provided for above. The Parties will cooperate with one another in selecting the Arbitrator within sixty (60) days after Notice of the demand for arbitration and will further cooperate in scheduling the arbitration to commence no later than one hundred eighty (180) days from the date of Notice of the demand. In the event the Parties cannot agree on the selection of a neutral Arbitrator, the Parties shall each name a neutral representative, and these neutral representatives shall select the Arbitrator. To be qualified as an Arbitrator, each candidate must be a retired judge of a trial court of any state or federal court, or retired justice of any appellate or supreme court, and have no prior business relationship with either Party. Unless otherwise agreed to by the Parties, the individual acting as the Mediator will be disqualified from serving as the Arbitrator in the dispute, although the Arbitrator may be another member of the JAMS panel of neutrals or such other panel of neutrals from which the Parties have agreed to select the Mediator. Upon Notice of a Party’s demand for final and binding arbitration, such dispute submitted to arbitration, including the determination of the scope or applicability of this Agreement to arbitrate, will be determined by final and binding arbitration before the Arbitrator, in accordance with the laws of the State of New Mexico, without regard to principles of conflicts of laws. Except as provided for herein, the arbitration will be conducted by the Arbitrator in accordance with the rules and procedures for arbitration of complex business disputes for the organization with which the Arbitrator is associated. Notwithstanding the rules and procedures that would otherwise apply to the arbitration, and unless the Parties agree to a different arrangement, the place of the arbitration will be Phoenix, Arizona, if arbitration is initiated by Seller, and El Paso, Texas, if arbitration is initiated by Purchaser.
Also notwithstanding the rules and procedures that would otherwise apply to the arbitration, and unless the Parties agree to a different arrangement, discovery will be limited as follows:
(i)    Before discovery commences, the Parties shall exchange an initial disclosure of all documents and percipient witnesses which they intend to rely upon or use at any arbitration proceeding (except for documents and witnesses to be used solely for impeachment);
(ii)    The initial disclosure will occur within thirty (30) days after the initial conference with the Arbitrator or at such time as the Arbitrator may order;

(iii)    Discovery may commence at any time after the Parties’ initial disclosure;
(iv)    The Parties will not be permitted to propound any interrogatories or requests for admissions;
(v)    Discovery by each Party will be limited to twenty-five (25) document requests (with no subparts), three (3) lay witness depositions, and three (3) expert witness depositions (unless the Arbitrator holds otherwise following a showing by the Party seeking the additional documents or depositions that the documents or depositions are critical for a fair resolution of the dispute or that a Party has improperly withheld documents);
(vi)    Each Party is allowed a maximum of three (3) expert witnesses, excluding rebuttal experts;
(vii)    Within sixty (60) days after the initial disclosure, or at such other time as the Parties may subsequently agree or that the Arbitrator may order, the Parties shall exchange a list of all experts upon which they intend to rely at the arbitration proceeding, including a brief summary of the subject matter on which each expert is expected to offer an opinion;
(viii)    Within thirty (30) days after the initial expert disclosure, each Party may designate a maximum of two (2) rebuttal experts;
(ix)    Unless the Parties agree otherwise, all direct testimony will be in form of affidavits or declarations under penalty of perjury, which shall be submitted at such time as the Arbitrator may order; and
(x)    Each Party shall make available for cross examination at the arbitration hearing its witnesses whose direct testimony has been so submitted.
(f)    Awards; Costs. The Arbitrator will have the authority to grant any form of equitable or legal relief a Party might recover in a court action. The Parties acknowledge and agree that irreparable damage would occur if certain provisions of this Agreement are not performed in accordance with the terms of the Agreement, that money damages would not be a sufficient remedy for any breach of these provisions of this Agreement, and that the Parties shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief as a remedy for a breach of this Agreement. Judgment on the award may be entered in any court having jurisdiction. The Arbitrator must, in any award, allocate all of the costs of the binding arbitration (other than each Party’s individual attorneys’ fees and costs related to the Party’s participation in the arbitration, which fees and costs will be borne by such Party), including the fees of the Arbitrator and the reasonable fees of any expert witnesses retained by the prevailing party, against the Party who did not prevail; provided that if neither Party prevails completely such costs shall be allocated in favor of the Party who substantially prevailed as determined by the Arbitrator. Until such award is made, however, the Parties will share equally in paying the costs of the arbitration.

11.11    Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, or by overnight delivery, and properly addressed as follows:
If to Seller:
El Paso Electric Company
Stanton Tower
100 North Stanton
El Paso, Texas 79901
Attention:    Rocky Miracle, Senior Vice President
    of Corporate Planning and Development
With a copy to:
El Paso Electric Company
Stanton Tower
100 North Stanton
El Paso, Texas 79901
Attention: General Counsel
With a copy to:
Davis Polk & Wardwell, LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention: Daniel G. Kelly
If to Purchaser:
Arizona Public Service Company
400 North Fifth Street, Station 9085
Phoenix, Arizona 85004
Attn: David A. Hansen, Vice President, Fossil Generation
With a copy to:
Arizona Public Service Company
400 North Fifth Street, Station 8695
Phoenix, Arizona 85004
Attn: Shirley Baum, Associate General Counsel
Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.
All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.11 are effective upon delivery, if received prior to

5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice or communication shall be deemed not to have been received until the next succeeding Business Day.
11.12    Time is of the Essence. Time is of the essence of each term of this Agreement Without limiting the generality of the foregoing, all times provided for in this Agreement for the performance of any act will be strictly construed.
11.13    No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.
11.14    No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.
11.15    Construction of Agreement. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the date they executed this Agreement.
11.16    Conflicts. In the event of any inconsistencies between the terms of and statements in the body of this Agreement and those in the Ancillary Agreements or the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the terms of and statements in the body of this Agreement will control.
11.17    Survival.
(a)    The representations and warranties given or made by any Party in Article 4 or Article 5 hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing until the first anniversary of the Closing Date, provided that the representations and warranties contained in Sections 4.8, 5.6, and 5.7 shall survive indefinitely or until the latest date permitted by law.
(b)    The covenants and agreements of the Parties contained in this Agreement, including those set forth in Section 6.10, and Article 7, shall survive the Closing indefinitely or until the latest date permitted by law, unless otherwise specified herein.
Notwithstanding the foregoing, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 11.17, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
EL PASO ELECTRIC COMPANY,
a Texas corporation

By:	/s/ Rocky M. Miracle

Name: Rocky Miracle

Title: Senior Vice President of Corporate
Planning and Development
ARIZONA PUBLIC SERVICE COMPANY,
an Arizona corporation

By:	/s/David Hansen

Name: David A. Hansen

Title: Vice President, Fossil Generation